Exhibit 99.2
Part II
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Note: The information contained in this Item includes changes related to reportable business segments and retrospective application of new accounting standards discussed in the Notes to Financial Statements. This Item has not been updated for any other changes since the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “Form 10-K”) as filed with the Securities and Exchange Commission ("SEC") on February 28, 2014. For significant developments since the filing of the Form 10-K, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, as filed with the SEC on July 30, 2014.
The following discussion and analysis is intended to assist readers in understanding the consolidated financial condition and results of operations of the Company and should be read in conjunction with our Consolidated Financial Statements and notes thereto included in this report.
In addition to historical financial information, the following discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs, but that also involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements. Please see “Forward-Looking Statements” and “Item 1A. Risk Factors” for discussions of the uncertainties, risks and assumptions associated with these statements.
Reclassifications
Certain prior period information in Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) has been reclassified to conform to current period classifications.
Introduction and Overview
We are a savings and loan holding company which operates primarily through our direct subsidiary, EverBank (EB or EverBank). EB is a federally chartered thrift institution with its home office located in Jacksonville, Florida. References to “we,” “our,” “us,” or the “Company” refer to the holding company and its subsidiaries that are consolidated for financial reporting purposes. We are a diversified financial services company that provides innovative banking, lending and investment products and services to clients nationwide through scalable, low-cost distribution channels. Our business model attracts financially sophisticated, self-directed, mass-affluent clients and a diverse base of small and medium-sized business clients. We market and distribute our products and services primarily through our integrated online financial portal, which is augmented by our nationwide network of independent financial advisors, high-volume financial centers in targeted Florida markets and other financial intermediaries. These channels are connected by technology-driven centralized platforms, which provide operating leverage throughout our business.
We have a suite of asset origination and fee income businesses that individually generate attractive financial returns and collectively leverage our core deposit franchise and client base. We originate, invest in, sell and service residential mortgage loans, equipment leases, and various other consumer and commercial loans, as market conditions warrant. Our organic origination activities are scalable, significant relative to our balance sheet size and provide us with substantial growth potential. Our origination, lending and servicing expertise positions us to acquire assets in the capital markets when risk-adjusted returns available through acquisition exceed those available through origination. Our rigorous analytical approach provides capital markets discipline to calibrate our levels of asset origination, retention and acquisition. These activities diversify our earnings, strengthen our balance sheet and provide us with flexibility to capitalize on market opportunities.
Our deposit franchise fosters strong relationships with a large number of financially sophisticated clients and provides us with a stable and flexible source of low, all-in cost funding. We have a demonstrated ability to grow our client deposit base significantly with short lead time by adapting our product offerings and marketing activities rather than incurring the higher fixed operating costs inherent in more branch-intensive banking models. Our extensive offering of deposit products and services includes proprietary features that distinguish us from our competitors and enhance our value proposition to clients. Our products, distribution and marketing strategies allow us to generate substantial deposit growth while maintaining an attractive mix of high-value transaction and savings accounts.
Key Factors Affecting Our Business and Financial Statements
2012 Acquisitions
General Electric Capital Corporation (GECC) Business Property Lending, Inc. (BPL) Acquisition
In June 2012, we entered into a Stock and Asset Purchase Agreement and a Tax Matters Agreement with GECC pursuant to which we agreed to purchase all of the issued and outstanding stock of BPL, a wholly owned subsidiary of GECC. On October 1, 2012, we completed the purchase for approximately $2.4 billion in cash and announced the closing of the transaction. No debt was assumed in the acquisition. The acquisition included approximately $2.3 billion of performing business lending loans selected by us, the origination and servicing platforms and servicing rights relating to $2.9 billion of loans securitized by GECC.
Acquisition of Warehouse Finance Business
In April 2012, we acquired MetLife Bank’s warehouse finance business, including approximately $351.6 million in assets for a price of approximately $351.1 million. In connection with the acquisition, we hired 16 sales and operational staff from MetLife who were a part of the existing warehouse business. The warehouse business is operated out of locations in Boston, Massachusetts and Jacksonville, Florida.

Economic and Interest Rate Environment
The results of our operations are highly dependent on economic conditions and market interest rates. Beginning in 2007, turmoil in the financial sector resulted in a reduced level of confidence in financial markets among borrowers, lenders and depositors, as well as extreme volatility in the capital and credit markets. In response to these conditions, the Board of Governors of the FRB began decreasing short-term interest rates, with 11 consecutive decreases totaling 525 basis points between September 2007 and December 2008. To stimulate economic activity and stabilize the financial markets, the FRB maintained historically low market interest rates from 2009 to 2013. Market conditions have improved during this period as unemployment rates have declined to 6.7% in December 2013, and consumer confidence, GDP and average home prices have all risen. Despite cumulative progress and an improved outlook in December 2013, the FRB has indicated that it would maintain its federal funds rate target at a near-zero range, which indicates low market interest rates will likely continue into 2014.
Net interest income is our largest source of income and is driven primarily as a function of the average balance of interest-earning assets, the average balance of interest-bearing liabilities and the spread between the contractual yield on such assets and the contractual cost of such liabilities. These factors are influenced by both the pricing and mix of interest-earning assets and interest-bearing liabilities which, in turn, are impacted by external factors such as the local economy, competition for loans and deposits, the monetary policy of the FRB and market interest rates. The cost of our deposits is largely based on short-term interest rates which are driven primarily by the FRB’s actions. However, the yields generated by our loans and securities are typically driven by longer-term interest rates which are set by the market, or, at times by the FRB’s actions. Our net interest income is therefore influenced by movements in interest rates and the pace at which these movements occur. See “Risk Factors—We are subject to interest rate risk” and “Item 7A. Quantitative and Qualitative Disclosures About Market Risk.”
In the latter half of the second quarter of 2013, the FRB indicated their intention to reduce their bond buying activities associated with quantitative easing 3 (QE3) if the economy continued to show improvement. The uncertainty around the FRB's intent created volatility in the capital markets and resulted in a market sell-off which drove the 10-year treasury yield from 1.7% on May 2, 2013 to 2.6% on June 25, 2013. These events had a direct impact on mortgage rates which increased sharply from 3.7% at the beginning of the second quarter 2013 to 4.4% at the end of the second quarter. Mortgage interest rates increase to a high of 4.7% in early September, however were down slightly throughout the remainder of the year and ended the year at 4.5%. In addition, the spreads over the treasury curve widened to levels experienced earlier in the year. Increases in mortgage rates impacted our origination volume as the number of borrowers eligible to refinance into lower rates was reduced. However, we have made substantial investments in our retail platform focusing on purchase money transactions in anticipation of the higher rate environment and slowed refinancing activity. Moreover, the expectation of slower prepayments due to refinancing has had a positive impact on the fair value and amortization of our mortgage servicing rights. We continue to monitor the status of the economy as well as the expected interest rate environment both in the near term and over the long term to best position our balance sheet to optimize risk-adjusted returns.
Regulatory Changes
Our financial condition and the results of our operations are dependent upon the composition of our balance sheet and the assets which we originate, sell, and/or retain for investment. Proposed changes to the regulatory capital treatment of certain securities and asset classes could cause our management to reevaluate components of our capital structure as well as our exposure to certain assets. See “Item 1. Business-Supervision and Regulation-Recent Regulatory Developments-Dodd-Frank Act” under the headings “Annual Company-Run Stress Tests” and “Basel III" for more information.
Performance Highlights

•
Adjusted net income was $32 million for the fourth quarter of 2013[1], compared to $34 million for the third quarter of 2013 and $44 million for the fourth quarter of 2012. For the year, adjusted net income was $148 million, an increase of 3% over 2012.

•
GAAP net income was $18 million for the fourth quarter of 2013, compared to $33 million for the third quarter of 2013 and $29 million for the fourth quarter of 2012. For the year, GAAP net income was $137 million, an increase of 85% over 2012.

•
Adjusted diluted earnings per share was $0.24 in the fourth quarter 2013, an 8% decrease from $0.26 in the third quarter 2013 and a 29% decrease from $0.34 in the fourth quarter of 2012. For the full year 2013, adjusted diluted earnings per share was $1.11, a 13% decrease from $1.27 in 2012.

•
GAAP diluted earnings per share was $0.13, a 48% decrease from $0.25 in the third quarter of 2013 and a 41% decrease from $0.22 in the fourth quarter of 2012. For the year, GAAP diluted earnings per share was $1.02, a 70% increase from $0.60 in 2012.

•	Tangible common equity per common share was $11.57 at December 31, 2013, an increase of 12% compared to year end 2012.

•	Adjusted return on equity (ROE) was 10% and GAAP ROE was 9% for the full year 2013.

•	Retained asset generation of $1.6 billion for the fourth quarter, including commercial origination volume of $701 million, an increase of 45% and 99%, respectively, compared to the prior quarter.

•	Deployed excess liquidity to grow portfolio loans held for investment to $13.3 billion, an increase of 5% compared to the prior quarter, or 22% annualized.

•
Adjusted non-performing assets were 0.65% of total assets at December 31, 2013, a 36% decline compared to the prior quarter. Annualized net charge-offs to average loans and leases held for investment were 0.20% for the quarter.

 1 Reconciliations of Non-GAAP financial measures can be found in the "Key Metrics" and "Quarterly Financial Data" sections.
Balance Sheet
Strong Loan Portfolio Growth
Total assets were $17.6 billion at December 31, 2013, flat compared to $17.6 billion at September 30, 2013. Consistent with our strategy to retain loans for our portfolio, total loans held for investment (HFI) increased $0.7 billion, or 5%, compared to the prior quarter, to $13.3 billion. Loans HFI for the referenced quarter end were comprised of:

(dollars in millions)	December 31, 2013	September 30, 2013	December 31, 2012
Residential loans	$5,153	$4,624	$3,949
Mortgage pool buyouts	1,892	2,075	2,760
Total residential mortgages	7,045	6,699	6,709
Commercial real estate	3,190	3,243	3,390
Commercial finance	1,917	1,607	1,248
Total commercial real estate and commercial finance	5,107	4,850	4,638
Warehouse finance	944	851	970
Other	157	163	188
Total HFI	$13,253	$12,563	$12,505
During the fourth quarter, residential loans HFI increased by 11% compared to the prior quarter to $5.2 billion, driven by continued growth in our high quality prime jumbo hybrid ARM portfolio. Mortgage pool buyouts declined 9% to $1.9 billion compared to the prior quarter. Total commercial real estate and commercial finance balances increased 5% compared to the prior quarter to $5.1 billion, driven by continued strength in our EverBank Commercial Finance platform. At December 31, 2013 our commercial platforms represented approximately 46% of loans HFI.
Loan Origination Activities
Organic asset generation totaled $2.7 billion and retained organic originations totaled $1.6 billion for the fourth quarter of 2013, a decrease of 12% and an increase of 45%, respectively, from the prior quarter. Total commercial originations for the fourth quarter increased 99% to $701 million, including commercial real estate and commercial finance originations of $266 million and $435 million, respectively.
Residential loan originations were $2.0 billion for the fourth quarter, a decrease of 26% compared to the prior quarter and a decrease of 32% year over year. Excluding the impact of our exit from the wholesale broker channel in the third quarter, origination volume decreased 16% compared to the prior quarter and 11% year over year. Prime jumbo origination volume was $808 million for the fourth quarter, an increase of 5% compared to the prior quarter and 43% year over year. The mix of purchase transactions increased to 43% of total originations, compared to 40% in the prior quarter. Our gain on sale margin increased 120 basis points during the quarter to 2.88%, as we executed on our strategy to sell agency conforming originations and retain prime jumbo originations.
The following table presents total organic loan and lease origination information by product type:

(dollars in millions)	December 31, 2013	September 30, 2013	December 31, 2012
Residential origination volume
Conventional loans	$1,188	$1,933	$2,373
Prime jumbo loans	808	767	567
	1,996	2,700	2,940
Commercial origination volume
Commercial real estate	266	122	132
Commercial finance	435	223	195
Warehouse finance	—	7	35
	701	352	362
Total organic originations	$2,697	$3,052	$3,302
Deposits
Total deposits decreased by $0.4 billion, or 3%, to $13.3 billion at December 31, 2013, from $13.6 billion at September 30, 2013, and increased by $0.1 billion, or 1%, from $13.1 billion at December 31, 2012.

At December 31, 2013, our deposits were comprised of the following:

(dollars in millions)	December 31, 2013	September 30, 2013	December 31, 2012
Noninterest-bearing demand	$1,077	$1,366	$1,446
Interest-bearing demand	3,006	2,999	2,681
Savings and money market accounts	5,111	5,186	4,452
Global market-based accounts	1,011	1,041	1,176
Time, excluding market-based	3,056	3,036	3,387
Total deposits	$13,261	$13,628	$13,142
Consumer deposits	11,434	11,864	11,602
Commercial deposits	1,827	1,764	1,540
Total deposits	$13,261	$13,628	$13,142
Key Metrics
The primary metrics we use to evaluate and manage our financial results are described below. Although we believe these metrics are meaningful in evaluating our results and financial condition, they may not be directly comparable to similar metrics used by other financial services companies and may not provide an appropriate basis to compare our results or financial condition to the results or financial condition of our competitors. The following table sets forth the metrics we use to evaluate the success of our business and our resulting financial position and operating performance.
The table below includes certain financial information that is calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles, or GAAP. We believe these measures provide useful information to investors in evaluating our financial performance. In addition, our management uses these measures to gauge the performance of our operations and for business planning purposes. These non-GAAP financial measures, however, may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. As a result, the usefulness of these measures to investors may be limited, and they should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In the notes following the table we provide a reconciliation of these measures, or, in the case of ratios, the measures used in the calculation of such ratios, to the closest measures calculated directly from our GAAP financial statements.

Key Metrics			Table 1
	As of and for the Year Ended December 31,
(dollars in thousands, except per share amounts)	2013	2012	2011
Performance Metrics:
Yield on interest-earning assets	4.39%	4.78%	5.35%
Cost of interest-bearing liabilities	1.19%	1.18%	1.38%
Net interest spread	3.20%	3.60%	3.97%
Net interest margin	3.34%	3.74%	4.11%
Return on average assets	0.75%	0.49%	0.43%
Return on average equity(1)	9.11%	6.36%	5.22%
Adjusted return on average assets(2)	0.81%	0.94%	0.87%
Adjusted return on average equity(3)	9.89%	12.43%	10.66%
Efficiency ratio(4)	78.7%	83.3%	80.9%
Credit Quality Ratios:
Adjusted non-performing assets as a percentage of total assets(5)	0.65%	1.08%	1.86%
Net charge-offs to average loans and leases held for investment	0.21%	0.31%	1.02%
ALLL as a percentage of loans and leases held for investment	0.48%	0.66%	1.19%
Capital Ratios:
Tier 1 leverage ratio (bank level)(6)	9.0%	8.0%	8.0%
Tier 1 risk-based capital ratio (bank level)(6)	13.8%	12.8%	14.6%
Total risk-based capital ratio (bank level)(6)	14.3%	13.5%	15.7%
Tangible common equity to tangible assets(7)	8.1%	6.9%	7.3%
Tangible equity to tangible assets(7)	8.9%	7.7%	7.3%
Average equity to average assets	8.5%	7.7%	8.3%
Deposit Metrics:
Deposit growth (trailing 12 months)	0.9%	28.0%	6.0%
Consumer Banking Metrics: (in millions)
Unpaid principal balance of residential mortgage loans originated	$10,849.9	$9,644.6	$5,989.2
Unpaid principal balance of residential mortgage loans serviced for the Company and others	61,035.3	51,198.7	54,838.1
Share Data:
Tangible common equity per common share(8)	$11.57	$10.30	$10.12
Dividend payout ratio (9)	9.62%	6.56%	0.00%

(1)
Due to the issuance of non-participating perpetual preferred stock during the fourth quarter of 2012, we amended our calculation for return on average equity. Beginning with the fourth quarter of 2012, return on average equity is calculated as net income less dividends declared on the Series A 6.75% Non-Cumulative Perpetual Preferred Stock divided by average common shareholders' equity (average shareholders' equity less average Series A 6.75% Non-Cumulative Perpetual Preferred Stock). Prior to the fourth quarter of 2012, return on average equity was calculated as net income divided by average shareholders' equity.

(2)
Adjusted return on average assets equals adjusted net income divided by average total assets. Adjusted net income is a non-GAAP measure of our financial performance and its most directly comparable GAAP measure is net income. Adjusted net income includes adjustments to our net income for certain significant items that we believe are not reflective of our ongoing business or operating performance.

A reconciliation of adjusted net income to net income, which is the most directly comparable GAAP measure, is as follows:

Adjusted Net Income			Table 2
	Year Ended December 31,
(dollars in thousands)	2013	2012	2011
Net income	$136,740	$74,042	$52,729
Gain on repurchase of trust preferred securities, net of tax	—	—	(2,910)
Transaction expense, net of tax	—	5,355	9,006
Non-recurring regulatory related expense, net of tax	48,477	17,733	7,825
Decrease in fair value of Tygris indemnification asset resulting from a decrease in estimated future credit losses, net of tax	—	—	5,382
Increase (decrease) in Bank of Florida non-accretable discount, net of tax	(95)	3,195	3,007
Impact of change in ALLL methodology, net of tax	—	—	1,178
Adoption of TDR guidance and policy change, net of tax	—	3,709	6,225
MSR impairment (recovery), net of tax	(58,870)	39,375	24,462
Restructuring cost, net of tax	19,332	—	—
OTTI losses on investment securities (Volcker Rule), net of tax	2,045	—	—
Tax expense (benefit) related to revaluation of Tygris net unrealized built-in losses, net of tax	—	—	691
Adjusted net income	$147,629	$143,409	$107,595

(3)
Due to the issuance of non-participating perpetual preferred stock during the fourth quarter of 2012, we amended our calculation for adjusted return on average equity. Beginning with the fourth quarter of 2012, adjusted return on average equity is calculated as adjusted net income less dividends declared on the Series A 6.75% Non-Cumulative Perpetual Preferred Stock divided by average common shareholders' equity. Prior to the fourth quarter of 2012, adjusted return on average equity was calculated as adjusted net income divided by average shareholders' equity. Adjusted net income is a non-GAAP measure of our financial performance and its most directly comparable GAAP measure is net income. For a reconciliation of net income to adjusted net income, see Note 2 above.

(4)
The efficiency ratio represents noninterest expense as a percentage of total revenue (net interest income before provision for loan and lease losses and total noninterest income). We use the efficiency ratio to measure noninterest costs expended to generate a dollar of revenue.

(5)
We define non-performing assets (NPA), as non-accrual loans, accruing loans past due 90 days or more and foreclosed property. Our NPA calculation excludes government-insured pool buyout loans for which payment is insured by the government. We also exclude loans, leases and foreclosed property accounted for under Accounting Standards Codification (ASC) 310-30 because we expect to fully collect the carrying value of such loans, leases and foreclosed property. For further discussion of NPA, see “Management's Discussion and Analysis of Financial Condition and Results of Operations — Loan and Lease Quality”.

(6)
The Tier 1 leverage ratio, the Tier 1 risk-based capital ratio and the total risk-based capital ratio are regulatory financial measures that are used to assess the capital position of financial services companies and, as such, these ratios are presented at the bank level.

The Tier 1 leverage ratio is calculated as Tier 1 capital divided by adjusted total assets. The Tier 1 risk-based capital ratio is calculated as Tier 1 capital divided by total risk-weighted assets. The total risk-based capital ratio is calculated as total risk-based capital (total regulatory capital) divided by total risk-weighted assets.
Adjusted total assets is a non-GAAP financial measure and its most directly comparable GAAP financial measure is bank level total assets. In calculating adjusted total assets, total assets are adjusted for goodwill, deferred tax assets disallowed from Tier 1 capital and other regulatory adjustments.
Total risk-weighted assets is a non-GAAP financial measure and its most directly comparable GAAP financial measure is bank level total assets. Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total risk-weighted assets.
Tier 1 capital is a non-GAAP financial measure and its most directly comparable GAAP financial measure is bank level shareholders' equity. Tier 1 capital includes common equity and certain qualifying preferred stock less goodwill, disallowed deferred tax assets and other regulatory deductions.
Total risk-based capital (total regulatory capital) is a non-GAAP financial measure and its most directly comparable GAAP financial measure is bank level shareholders' equity. Total risk-based capital (total regulatory capital) includes Tier 1 capital, ALLL, subject to limitations, and other regulatory adjustments.

A reconciliation of (1) Tier 1 capital to bank level shareholders' equity which is the most comparable GAAP financial measure, and (2) total risk-based capital (total regulatory capital) to bank level shareholders' equity which is the most comparable GAAP financial measure, is as follows:

Regulatory Capital (bank level)				Table 3
		December 31,
(dollars in thousands)		2013	2012	2011
(bank level)
Shareholders’ equity		$1,662,164	$1,518,934	$1,070,887
Less:	Goodwill and other intangibles	(51,072)	(54,780)	(17,642)
	Disallowed servicing asset	(20,469)	(32,378)	(38,925)
	Disallowed deferred tax asset	(63,749)	(67,296)	(71,803)
Add:	Accumulated losses (gains) on securities and cash flow hedges	50,608	83,477	105,682
Tier 1 capital		1,577,482	1,447,957	1,048,199
Less:	Low-level recourse and residual interests	—	—	(21,587)
Add:	Allowance for loan and lease losses	63,690	82,102	77,765
Total regulatory capital		$1,641,172	$1,530,059	$1,104,377
Adjusted total assets		$17,554,236	$18,141,856	$13,081,401
Risk-weighted assets		11,467,411	11,339,415	7,043,371

(7)
In the calculation of the ratio of tangible common equity to tangible assets, we deduct goodwill, intangible assets and perpetual preferred stock from the numerator and goodwill and intangible assets from the denominator. In the calculation of the ratio of tangible equity to tangible assets, we deduct goodwill and intangible assets from the numerator and the denominator. We believe these adjustments are consistent with the manner in which other companies in our industry calculate the ratio of tangible common equity to tangible assets and tangible equity to tangible assets.

A reconciliation of (1) tangible equity to shareholders’ equity, which is the most directly comparable GAAP measure, (2) tangible common equity to shareholders’ equity, which is the most directly comparable GAAP measure, (3) adjusted tangible common equity to shareholders’ equity, which is the most directly comparable GAAP measure, and (4) tangible assets to total assets, which is the most directly comparable GAAP measure, is as follows:

Tangible Equity, Tangible Common Equity and Tangible Assets			Table 4
	December 31,
(dollars in thousands)	2013	2012	2011
Shareholders’ equity	$1,621,013	$1,451,176	$967,665
Less:
Goodwill	46,859	46,859	10,238
Intangible assets	5,813	7,921	7,404
Tangible equity	1,568,341	1,396,396	950,023
Less:
Perpetual preferred stock	150,000	150,000	—
Tangible common equity	$1,418,341	$1,246,396	$950,023
Total assets	$17,640,984	$18,242,878	$13,041,678
Less:
Goodwill	46,859	46,859	10,238
Intangible assets	5,813	7,921	7,404
Tangible assets	$17,588,312	$18,188,098	$13,024,036

(8)
Calculated as tangible common shareholders’ equity divided by shares of common stock. Tangible common shareholders’ equity equals shareholders’ equity less goodwill, other intangible assets and perpetual preferred stock. Tangible common equity per common share is calculated using a denominator that includes actual period end common shares outstanding and for years prior to 2012, additional common shares assuming conversion of all outstanding convertible preferred stock to common stock. Tangible common equity per common share is a non-GAAP financial measure, and its most directly comparable GAAP financial measure is book value per common share. See Note 6 for a reconciliation of tangible common shareholders' equity to shareholders' equity.

(9)	Dividend payout ratio is calculated as dividends declared per common share divided by basic earnings per common share.

Analysis of Statements of Income
The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest income of the Company from earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rate; (iii) net interest income; (iv) net interest spread; and (v) net interest margin.

Average Balance Sheet, Interest and Yield/Rate Analysis									Table 5
	Year Ended December 31,
	2013			2012			2011
(dollars in thousands)	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Assets:
Interest-earning assets:
Cash and cash equivalents	$681,672	$1,663	0.24%	$190,280	$485	0.25%	$553,281	$1,432	0.26%
Investment securities	1,510,451	51,885	3.44%	2,003,091	78,110	3.90%	2,582,080	106,054	4.11%
Other investments	127,684	3,187	2.50%	122,670	2,518	2.05%	100,772	796	0.79%
Loans held for sale	1,999,837	71,387	3.57%	2,562,084	119,793	4.68%	1,348,214	62,895	4.67%
Loans and leases held for investment:
Residential mortgages	6,489,559	272,970	4.21%	5,608,830	233,922	4.17%	4,554,717	211,996	4.65%
Commercial and commercial real estate	4,756,781	252,952	5.32%	2,370,672	125,874	5.31%	1,155,707	68,845	5.96%
Lease financing receivables	997,032	72,978	7.32%	665,391	84,507	12.70%	481,216	126,208	26.23%
Home equity lines	165,580	7,989	4.82%	189,368	10,095	5.33%	211,435	9,748	4.61%
Consumer and credit card	6,639	686	10.33%	8,116	252	3.10%	9,332	246	2.64%
Total loans and leases held for investment	12,415,591	607,575	4.89%	8,842,377	454,650	5.14%	6,412,407	417,043	6.50%
Total interest-earning assets	16,735,235	$735,697	4.39%	13,720,502	$655,556	4.78%	10,996,754	$588,220	5.35%
Noninterest-earning assets	1,395,821			1,463,969			1,321,352
Total assets	$18,131,056			$15,184,471			$12,318,106
Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$2,970,596	$20,906	0.70%	$2,267,069	$17,055	0.75%	$2,052,353	$18,320	0.89%
Market-based money market accounts	420,919	2,906	0.69%	437,328	3,315	0.76%	451,740	4,197	0.93%
Savings and money market accounts, excluding market-based	5,019,352	35,058	0.70%	4,056,511	31,202	0.77%	3,682,067	33,600	0.91%
Market-based time	661,640	5,243	0.79%	833,707	7,850	0.94%	947,133	8,859	0.94%
Time, excluding market-based	3,298,679	37,639	1.14%	2,315,432	29,363	1.27%	1,770,342	32,035	1.81%
Total deposits	12,371,186	101,752	0.82%	9,910,047	88,785	0.90%	8,903,635	97,011	1.09%
Borrowings:
Trust preferred securities	103,750	6,584	6.35%	103,750	6,006	5.79%	104,106	6,641	6.38%
FHLB advances	2,346,107	68,214	2.91%	1,903,154	44,879	2.36%	794,268	31,912	4.02%
Repurchase agreements	13,957	222	1.59%	125,754	2,092	1.66%	20,561	346	1.68%
Other	1,516	—	0.00%	10	—	0.00%	5	—	0.00%
Total interest-bearing liabilities	14,836,516	$176,772	1.19%	12,042,715	$141,762	1.18%	9,822,575	$135,910	1.38%
Noninterest-bearing demand deposits	1,413,108			1,500,925			1,123,830
Other noninterest-bearing liabilities	341,232			476,394			349,981
Total liabilities	16,590,856			14,020,034			11,296,386
Total shareholders’ equity	1,540,200			1,164,437			1,021,720
Total liabilities and shareholders’ equity	$18,131,056			$15,184,471			$12,318,106
Net interest income/spread		$558,925	3.20%		$513,794	3.60%		$452,310	3.97%
Net interest margin			3.34%			3.74%			4.11%
Memo: Total deposits including noninterest-bearing	$13,784,294	$101,752	0.74%	$11,410,972	$88,785	0.78%	$10,027,465	$97,011	0.97%

(1)	The average balances are principally daily averages, and for loans, include both performing and non-performing balances.

(2)	Interest income on loans includes the effects of discount accretion and net deferred loan origination costs accounted for as yield adjustments.

(3)	All interest income was fully taxable for all periods presented.

Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest rates. The following table shows the effect that these factors had on the interest earned on our interest-earning assets and the interest incurred on our interest-bearing liabilities.

Analysis of Change in Net Interest Income						Table 6
	Year Ended December 31,
	2013 Compared to 2012 Increase (Decrease) Due to			2012 Compared to 2011 Increase (Decrease) Due to
(dollars in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest-earning assets:
Cash and cash equivalents	$1,228	$(50)	$1,178	$(944)	$(3)	$(947)
Investment securities	(19,213)	(7,012)	(26,225)	(23,796)	(4,148)	(27,944)
Other investments	103	566	669	173	1,549	1,722
Loans held for sale	(26,313)	(22,093)	(48,406)	56,688	210	56,898
Loans and leases held for investment:
Residential mortgages	36,726	2,322	39,048	49,016	(27,090)	21,926
Commercial and commercial real estate	126,702	376	127,078	72,412	(15,383)	57,029
Lease financing receivables	42,118	(53,647)	(11,529)	48,309	(90,010)	(41,701)
Home equity lines	(1,268)	(838)	(2,106)	(1,017)	1,364	347
Consumer and credit card	(46)	480	434	(32)	38	6
Total loans and leases held for investment	204,232	(51,307)	152,925	168,688	(131,081)	37,607
Total change in interest income	160,037	(79,896)	80,141	200,809	(133,473)	67,336
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$5,276	$(1,425)	$3,851	$1,911	$(3,176)	$(1,265)
Market-based money market accounts	(125)	(284)	(409)	(134)	(748)	(882)
Savings and money market accounts, excluding market-based	7,414	(3,558)	3,856	3,407	(5,805)	(2,398)
Market-based time	(1,617)	(990)	(2,607)	(1,066)	57	(1,009)
Time, excluding market-based	12,487	(4,211)	8,276	9,866	(12,538)	(2,672)
Total deposits	23,435	(10,468)	12,967	13,984	(22,210)	(8,226)
Other borrowings:
Trust preferred securities	—	578	578	(23)	(612)	(635)
FHLB advances	10,454	12,881	23,335	44,577	(31,610)	12,967
Repurchase agreements	(1,856)	(14)	(1,870)	1,767	(21)	1,746
Other	—	—	—	—	—	—
Total change in interest expense	32,033	2,977	35,010	60,305	(54,453)	5,852
Total change in net interest income	$128,004	$(82,873)	$45,131	$140,504	$(79,020)	$61,484

(1)
The effect of changes in volume is determined by multiplying the change in volume by the previous period's average yield/cost. Similarly, the effect of rate changes is calculated by multiplying the change in average yield/cost by the previous period's volume. Changes applicable to both volume and rate have been allocated to rate.

Net Interest Income
Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012
Net interest income is affected by both changes in interest rates and the amount and composition of interest-earning assets and interest-bearing liabilities. Net interest margin is defined as net interest income as a percentage of average earning assets. Net interest income increased by $45.1 million, or 9%, in 2013 compared to 2012 due to an increase in interest income of $80.1 million offset by an increase in interest expense of $35.0 million. Our net interest margin decreased by 40 basis points in 2013 from 2012 which was led by a decrease in yields on our interest-earning assets.
Yields on our earning assets decreased by 39 basis points in 2013 compared to 2012, due primarily to a decrease in yields on our investment securities, loans and leases held for investment and our loans held for sale.
Our investment securities yield decreased by 46 basis points in 2013 compared to 2012. The decrease is due to paydowns of higher yielding investment securities offset by the purchase of lower yielding investment securities due to tighter spreads prevalent in the market.
Our lease financing receivables portfolio led the decrease in loan and leases held for investment yields as a result of a decrease in excess accretion as well as continued organic production of lease financing receivables at market interest rates. We define excess accretion as above market yields as a result of the market dislocation in 2008 and 2009. We recognized excess accretion of $17.2 million, a decrease of $23.6 million, in 2013, compared to 2012. Excess accretion is currently limited to our acquired Tygris leases which included a significant liquidity discount at acquisition. This decrease was partially offset by an increase in our yields on the commercial and commercial real estate portfolio due to the acquisition of BPL on October 1, 2012.
The decrease in yields on our loans held for sale is primarily due to the transfer of $1.9 billion of mortgage pool buyouts with attractive yields from loans held for sale to loans held for investment during the third quarter of 2012 offset by organic production of mortgages at market interest rates that we intend to sell in the secondary market.

Yields on our interest-bearing liabilities remained consistent from 2012 due to an increase in rates on our FHLB advances offset by a decrease in rates on our deposits. The rates on our FHLB advances increased 55 basis points during 2013 compared to 2012 as a result of the maturity of lower rate, shorter term advances replaced by newer, longer term advances at higher interest rates. This increase is offset by a reduction of 8 basis points on our deposits from 2012 due to the reduction of bonus rates offered on deposits to new depositors in 2013.
Average balances of our interest-earning assets increased by $3.0 billion, or 22%, in 2013 compared to 2012, primarily due to a $3.6 billion increase in loans and leases held for investment. This increase was partially offset by a $492.6 million decrease in our investment securities portfolio due to paydowns and amortization received on securities.
The year over year increase in the average balance of loans held for investment was due primarily to our commercial and commercial real estate and residential mortgage portfolios. Our fourth quarter 2012 acquisition of BPL contributed to the growth in our commercial and commercial real estate portfolio with a $1.6 billion increase in our average balance in 2013. Our warehouse finance acquisition, which closed in the second quarter of 2012, contributed $110.8 million to the increase in our average balance in 2013.
The increase in the average balance of our residential mortgage portfolio is primarily due to a change in our strategy around our preferred jumbo ARM products. As such, we transferred $810.9 million from loans held for sale to loans held for investment and all new originations are being classified as loans held for investment as a result of our intent to hold these loans for the foreseeable future. The preferred ARM loans were transferred to our portfolio as the credit profile and duration of these loans offer attractive risk adjusted returns.
Average balances in our interest-bearing liabilities increased by $2.8 billion, or 23%, in 2013, compared to the same period in 2012, primarily due to an increase in average balances in our interest-bearing deposits and FHLB advances. Average balances in our interest-bearing deposits increased by $2.5 billion, or 25%, in 2013, compared to 2012, primarily due to growth in savings and money market accounts, time (excluding market-based) and interest-bearing demand deposits. The growth in lower-cost deposits was the result of successful sales and marketing efforts and clients' increased preference for more liquid products during 2013. We continued to focus on marketing and promoting products in 2013 and expect to replace a portion of our wholesale borrowings with core deposits over time. Average balances in our FHLB advances increased by $443.0 million in 2013, compared to 2012, to fund strategic acquisitions and other asset growth and to take advantage of historically low interest rates. However, in September and October 2013, the Company early extinguished FHLB advances with a principal balance of $770.0 million and $104.0 million, respectively.
Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011
Net interest income increased by $61.5 million, or 14%, in 2012, compared to 2011, due to an increase in interest income of $67.3 million offset by an increase in interest expense of $5.9 million. Our net interest margin decreased by 37 basis points in 2012 from 2011.
Yields on our earning assets decreased by 57 basis points in 2012 compared to 2011, due primarily to a decrease in yields on our loans and leases held for investment. Our lease financing receivables portfolio led the decrease in loan and lease yields as a result of a decrease in excess accretion as well as continued organic production of lease financing receivables at market interest rates. We define excess accretion as above market yields as a result of the market dislocation in 2008 and 2009. We recognized excess accretion of $40.8 million, a decrease of $40.7 million, in 2012, compared to 2011. Excess accretion is currently limited to our acquired Tygris leases which included a significant liquidity discount at acquisition. Additional decreases in yields in our loan and lease portfolios are due to the continued low interest rate environment coupled with strong organic production at prevailing market interest rates.
Yields on interest earning assets were also impacted during 2012, compared to 2011, due to our investment securities portfolio. Our investment securities yield decreased by 21 basis points in 2012, compared to 2011. The decrease is due to fewer acquisitions and higher run-off on existing securities during 2012, compared to 2011. The additions to our securities portfolio were purchased at market yields as a result of improved liquidity conditions and historically low interest rates.
Partially offsetting the lower yields on our earning assets were lower funding costs due to lower rates paid on our interest-bearing deposits which reflects the re-pricing of our deposits at lower interest rates and an increased focus on improving our deposit mix. Rates paid on our deposits decreased by 19 basis points in 2012, compared to 2011. Additionally, we experienced lower funding costs associated with our other borrowings. Yields decreased on total interest-bearing liabilities by 20 basis points in 2012, compared to the same period in 2011.
Average balances of our interest-earning assets increased by $2.7 billion, or 25%, in 2012, compared to 2011, primarily due to a $1.2 billion increase in our loans held for sale and a $2.4 billion increase in loans and leases held for investment. This was partially offset by a $363.0 million decrease in interest-earning cash and cash equivalents and a $579.0 million decrease in our investment securities portfolio.
The increases in average balances of loans held for sale in 2012, compared to 2011, are due primarily to our investment in mortgage pool buyouts, which we either acquire from unrelated third parties or purchase out of our servicing portfolio. In addition, our mortgage warehouse loans, which are largely comprised of agency deliverable products that we typically sell within three months subsequent to origination, increased. This increase is attributable to elevated refinance activity related to historically low interest rates as well as government refinance programs such as HARP 2.0. We also experienced increases due to transfers from our held for investment portfolio related to high quality jumbo preferred products we intend to sell. Average balances in our held for investment residential mortgage portfolio increased by $1.1 billion in 2012, compared to 2011 due primarily to continued strong organic growth and strategic acquisitions of low loan-to-value, high credit quality ARM products. Average balances in our held for investment commercial portfolio increased by $1.2 billion in 2012, compared to 2011. The commercial portfolio has grown through the warehouse finance acquisition which experienced $618.9 million in subsequent growth since the closing of the acquisition in April 2012. Additionally, the BPL acquisition added $2.3 billion to our commercial portfolio. Resumption of our commercial lending activities has also added growth to our commercial portfolio in 2012. Average balances in our held for investment lease financing receivables portfolio increased by $184.2 million in 2012 as compared to 2011, primarily due to growth in our office products, technology and healthcare platforms as part of an overall plan to achieve scale through market penetration and expansion.
Average balances in our interest-bearing liabilities increased by $2.2 billion, or 23%, in 2012, compared to the same period in 2011, primarily due to an increase in average balances in our interest-bearing deposits and FHLB advances. Average balances in our interest-bearing deposits increased by $1.0 billion, or 11%, in 2012, compared to 2011, primarily due to growth in savings and money market accounts, time (excluding market-based) and interest-bearing demand deposits. The growth in lower-cost deposits was the result of successful sales and marketing efforts and clients' increased preference for more liquid products. Beginning in the first quarter of 2012, we have increased our marketing and promotional products through various channels. Average balances in our FHLB advances increased by $1.1 billion in 2012, compared to 2011, due to an increase in wholesale funding by us to fund strategic acquisitions and to take advantage of historically low interest rates.

Provision for Loan and Lease Losses
We assess the allowance for loan and lease losses and make provisions for loan and lease losses as deemed appropriate in order to maintain the adequacy of the allowance for loan and lease losses. Increases in the allowance for loan and lease losses are achieved through provisions for loan and lease losses that are charged against net interest income. Additional allowance may result from a reduction of the net present value (NPV) of our ACI loans in the instances where we have a decrease in our cash flow expectations.
Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012
We recorded a provision for loan and lease losses of $12.0 million in 2013, which is a decrease of $20.0 million, or 62%, from $32.0 million in 2012, due to improved credit performance of our loans and leases held for investment. During 2013, provision for loan and lease losses decreased for our commercial portfolio compared to the same period in 2012. The commercial and commercial real estate loan provision decreased due to lower delinquencies on our collectively evaluated for impairment loans. In addition, the commercial provision also decreased due to favorable property sales and an increase in performing TDRs that resulted in a change in our default assumption. Commercial impairment decreased due to increases in residual values of collateral as well as increases in expected cash flows. The decrease in the provision on our commercial portfolio is partially offset by an increase in provision of $3.2 million directly related to the sale of nonperforming assets in the fourth quarter of 2013.
The residential provision decreased primarily due to sustained performance of our preferred product originations, fewer charge-offs on our home equity lines and improved performance of our residential TDRs partially offset by increased losses in our VA loans in 2013.
For further discussion, see the “Loan and Lease Quality” for information on net charge-offs, non-performing assets, and other factors considered by management in assessing the credit quality of the loan portfolio and establishing our allowance for loan and lease losses.
Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011
We recorded a provision for loan and lease losses of $32.0 million in 2012, which is a decrease of 36% from $49.7 million in 2011. Residential first mortgages led the decrease with better loan performance due to a more stable housing market as well as improvement in loan performance due to the addition of newly originated high credit quality loans and leases. For further discussion, see the “Loan and Lease Quality” for information on net charge-offs, non-performing assets, and other factors considered by management in assessing the credit quality of the loan portfolio and establishing our allowance for loan and lease losses.
Noninterest Income
The following table illustrates the primary components of noninterest income for the periods indicated.

Noninterest Income			Table 7
	Year Ended December 31,
(dollars in thousands)	2013	2012	2011
Loan servicing fee income	$188,759	$175,264	$189,439
Amortization of MSR	(126,803)	(137,433)	(96,022)
Recovery (impairment) of MSR	94,951	(63,508)	(39,456)
Net loan servicing income (loss)	156,907	(25,677)	53,961
Gain on sale of loans	242,412	289,532	73,293
Loan production revenue	35,986	44,658	26,471
Deposit fee income	19,084	21,450	25,966
Other lease income	24,681	33,158	30,924
Other	40,321	6,651	22,488
Total Noninterest Income	$519,391	$369,772	$233,103
Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012
Noninterest income increased by $149.6 million, or 40%, in 2013, compared to 2012. The increase in noninterest income was primarily driven by net loan servicing income and other noninterest income offset by gain on sale of loans.
Net loan servicing income increased by $182.6 million in 2013 compared to 2012. The increase was primarily due to recoveries recognized on the MSR valuation allowance in 2013 compared to MSR impairment recognized in 2012 and a decrease in amortization of MSR in 2013 compared to 2012. MSR recovery is due to lower projected prepayment speeds as a result of increases in mortgage interest rates, which led to lower refinancing activity along with a decreased impact of government sponsored refinancing programs, such as HARP, which were elevated in early 2013 and 2012. These factors also contributed to a decrease in amortization of $10.6 million in 2013, compared to 2012, offset by the acquisition of $13.0 billion of UPB of residential servicing on April 1, 2013, compared to 2012. Servicing fees increased by $13.5 million in 2013 as the UPB of our servicing portfolio increased by $9.8 billion, to $61.0 billion as of December 31, 2013 due to the acquisition and new originations.
Gain on sale of loans decreased by $47.1 million, or 16%, in 2013 compared to 2012 primarily driven by a decrease in our gain on sale margin which was impacted by the volatility in interest rates as well as spread widening in spread products such as HARP 2.0 specified pools and the non-agency market. Refinancing demand was most notably due to the HARP 2.0 and the low mortgage interest rate environment throughout the period. This decrease is partially offset by increased lending volumes primarily driven by low interest rates for most of the period. Mortgage lending volume increased by $1.2 billion, or 12%, to $10.9 billion in 2013 compared to 2012. Lending volume also benefited from the continued expansion of our retail lending channel and increased lending of some of our preferred products which outweighed the decreased lending volume as a result of our exit from the wholesale broker business. However due to interest rate movements in the latter half of 2013, mortgage volumes decreased from a high of $3.3 billion in the second quarter of 2013 to $2.0 billion in the fourth quarter of 2013.
Other noninterest income increased by $33.7 million in 2013, compared to 2012 primarily due to $15.8 million prepayment penalty income related to acquired servicing rights related to the business lending trusts (BLTs) as well as $15.4 million gain recognized on the early extinguishment of FHLB advances during 2013. In addition, we recognized a $4.2 million gain on the sale of our available for sale investment securities as well as a $4.0 million gain related to the settlement of repurchase litigation in 2013. These increases are offset by a loss of $5.9 million related to the pending sale of our default servicing platform.
Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011
Noninterest income increased by $136.7 million, or 59%, to $369.8 million in 2012 from $233.1 million in 2011. The increase is primarily driven by gain on sale of loans, loan production revenue, net loan servicing income and other noninterest income.
The increase in noninterest income was driven primarily by gain on sale of loans. Gain on sale of loans increased by $216.2 million in 2012, compared to 2011, primarily driven by increased lending volume, increased gain on sale margins, favorable changes in the fair value of our hedging positions and gains on third party loan sales. Gain on sale of loans generated through our production channels increased by $141.6 million in 2012, compared to 2011. Gain on sale spreads increased in 2012, compared to 2011, as refinancing activity increased due to HARP 2.0 and the low mortgage interest rate environment. Lending volume also benefited from the continued expansion of our retail lending channel. Mortgage lending volume related to loans that were sold increased by $3.2 billion, or 64%, to $8.2 billion in 2012, compared to 2011. HARP-driven lending volume was approximately 32% in 2012.
Realized gains from third party loan sales and changes in fair value of loans held for sale and related hedging positions were up $74.6 million in 2012, compared to 2011. The increase resulted from an increase in the size of positions hedged related to interest rate lock commitments and loans measured at fair value as well as a favorable increase in the change in the fair value measurements based on market demand. Additional increases resulted from favorable gains on sales to third parties driven primarily by the sale of GNMA loans that were acquired or purchased out of our servicing portfolio and overall favorable rate and market conditions.
This increase was offset by a decrease in net loan servicing income. Net loan servicing income decreased by $79.6 million in 2012. The decrease is primarily due to the recording of an additional MSR valuation allowance of $24.1 million and increased amortization of $41.4 million in 2012. An increase in expected portfolio prepayment speeds due to a low rate environment and government sponsored programs, as compared to 2011, drove the additional MSR valuation allowance and increased amortization. In addition, servicing fees declined by $14.2 million in 2012 as the UPB of our servicing portfolio decreased by $3.6 billion to $51.2 billion as of December 31, 2012, compared to December 31, 2011.
Loan production revenue increased by $18.2 million, or 69%, in 2012, compared to 2011 due to increased origination volume and increased margins.
Other noninterest income decreased by $15.8 million, or 70%, in 2012, compared to 2011, primarily due to a decrease in gains from sales of investment securities. Net gains on securities sold in 2011 were $14.4 million. We did not sell any investment securities in 2012. Additionally, we recognized a gain on the repurchase of trust preferred securities in the first quarter 2011.
Noninterest Expense
The following table illustrates the primary components of noninterest expense for the periods indicated.

Noninterest Expense			Table 8
	Year Ended December 31,
(dollars in thousands)	2013	2012	2011
Salaries, commissions and other employee benefits expense	$441,736	$331,756	$232,771
Equipment expense	85,920	70,856	49,718
Occupancy expense	35,087	25,581	20,189
General and administrative expense:
Legal and professional fees, excluding consent order expense	30,782	45,655	50,284
Foreclosure and other real estate owned (OREO) expense	34,051	54,385	35,306
Other credit-related expenses	15,792	29,490	47,544
FDIC premium assessment and other agency fees	34,857	39,183	29,032
Advertising and marketing expense	29,201	36,016	17,667
Loan origination expense, net of deferred cost	4,291	9,274	3,911
Portfolio expense	12,722	14,744	8,889
Write-down of Tygris indemnification asset	—	—	8,680
Consent order	72,339	24,657	7,006
Other	51,460	53,973	43,198
Total general and administrative expense	285,495	307,377	251,517
Total Noninterest Expense	$848,238	$735,570	$554,195
Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012
Noninterest expense increased by $112.7 million, or 15%, in 2013, compared to 2012. The increase in noninterest expense was driven by increases in salaries, commissions and employee benefits, occupancy and equipment expense, and general and administrative expenses.
Salaries, commissions and employee benefits increased by $110.0 million, or 33%, in 2013, compared to 2012 primarily due to growth in our Consumer Banking segment. Consumer Banking salaries, commissions and employee benefits increased by $74.8 million in 2013, which included an increase in variable commissions of $21.8 million. Consumer Banking headcount growth was 14% as of December 31, 2013 compared to December 31, 2012. Salary and headcount increases were driven by increased mortgage lending and the expansion of our retail and consumer direct production channels. Additional growth was also due to headcount increases in our Commercial Banking and Corporate Services segments due to the acquisitions of warehouse finance and BPL in 2012, legal and regulatory compliance, as well as general operations growth in late 2012 and early 2013. This growth was partially offset by headcount reductions in late 2013 as a result of lower production volumes related to lower refinance activity and our exit from the wholesale broker mortgage business as well as company-wide staffing optimization initiatives.
Occupancy and equipment expense increased by $24.6 million, or 25%, in 2013, compared to 2012. The increase was primarily due to a $9.6 million increase in costs associated with the expansion of our retail lending channels as well as $8.8 million in fixed asset write-downs and lease termination costs related to the sale of our default servicing platform and exit from wholesale lending. Additionally, increased expenses are due to our warehouse finance and BPL acquisitions and overall expansion and growth of the business.
General and administrative expense decreased by $21.9 million, or 7%, in 2013, compared to 2012 primarily due to foreclosure and OREO expenses, legal and professional fees, and other credit-related expenses, which were partially offset by an increase in consent order expenses.
Foreclosure and OREO expense decreased by $20.3 million, or 37%, in 2013, compared to 2012 primarily due to a decrease in foreclosure-related expenses. Foreclosure expenses decreased by $17.3 million in 2013, compared to 2012 due to improved credit quality and the decrease in government insured pool buyout activity over the past year. OREO expense decreased by $3.0 million in 2013, due to stabilizing property values and declining losses incurred on OREO properties as a result.
Other credit-related expenses decreased by $13.7 million, or 46%, in 2013, compared to 2012 primarily due to a decrease in our repurchase reserve expenses related to our originated and serviced loans. We describe our reserves for loans subject to representations and warranties in Note 25 in our consolidated financial statements and in the "Loans Subject to Representations and Warranties" section of this Annual Report on Form 10-K.
Legal and professional fees, excluding consent order expense, decreased by $14.9 million, or 33%, in 2013, compared to 2012. The decrease was primarily due to a decrease in consulting costs company-wide.
Consent order expenses increased by $47.7 million, or 193%, in 2013, compared to 2012 due to increases in professional fee costs associated with the review and estimated remediation payments as a result of the settlement of the consent orders with the OCC.
Exit and Restructuring Costs
During the year ended December 31, 2013, we initiated an exit plan to discontinue our wholesale broker lending operations and focus on growth opportunities within our retail, direct and correspondent lending businesses. In conjunction with this decision, we initiated a company-wide staffing optimization initiative to ensure that our operating structure positions us to capitalize on these opportunities. In addition to these restructuring initiatives, we also entered into agreements to sell our default servicing operations and the rights to service and subservice loans with Green Tree Servicing LLC.
During the year ended December 31, 2013, we recognized severance costs totaling $8.2 million. Of these amounts, $3.0 million related to the sale of the Company's default service platform with the remaining $5.2 million related to staffing optimization and the exit of the wholesale. As of December 31, 2013, the Company has made payments totaling $3.6 million relating to these activities. The $8.2 million of expense was recognized in the Consumer Banking, Commercial Banking, and Corporate Services segments totaling $6.1 million, $1.5 million and $0.6 million, respectively.
During the year ended December 31, 2013, we recognized lease termination costs totaling $4.1 million and made payments totaling $0.3 million. The $4.1 million of lease termination costs was recognized in the Consumer Banking segment.
During the twelve months ended December 31, 2013, we recognized fixed asset impairment and other related costs totaling $4.7 million. Of these amounts, $4.3 million related to the sale of the Company's default service platform with the remaining $0.5 million related to staffing optimization and the exit of the wholesale business. All impairment expense was recognized in the Consumer Banking segment.
Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011
Noninterest expense increased by $181.4 million, or 33%, to $735.6 million in 2012 from $554.2 million in 2011. This increase is driven by salaries, commissions and other employee benefits expense, equipment and occupancy expense and general and administrative expense.
Salaries, commissions and employee benefits increased by $99.0 million, or 43%, in 2012, compared to 2011 primarily due to growth in our Consumer Banking segment. Consumer Banking salaries, commissions and employee benefits increased by $68.6 million, or 52%, in 2012, which included an increase in variable commissions of $9.5 million. Salary and headcount increases were driven by increased production and the expansion of our retail and consumer direct production channels. Additional growth was also due to headcount increases in our Commercial Banking and Corporate Services segments due to the acquisitions of warehouse finance and BPL and general operations growth. Headcount growth was 54%, 62%, and 23% in our Consumer Banking, Commercial Banking segments, and Corporate Services, respectively, as of December 31, 2012 compared to December 31, 2011.
Occupancy and equipment expense increased by $26.5 million, or 38%, in 2012, compared to 2011. The increase is primarily due to increased depreciation expense related to our operating lease assets as a result of growth in the portfolio at the end of 2011 and the beginning of 2012. In addition, we experienced increases in software amortization due to the completion of our new WorldCurrency® system, company-wide technological initiatives, and operating lease expenses, due to the expansion of our retail production channel, the new lease for EverBank Center, and the acquisition of BPL.
General and administrative expense increased by $55.9 million, or 22%, in 2012, compared to 2011. Growth in general and administrative expenses is primarily due to increases in foreclosure and OREO expenses, advertising and marketing expense, FDIC premium assessment, and other general and administrative expenses. Increases are offset primarily by decreases in other credit-related expenses.
Legal and professional fees, excluding consent order expense, decreased by $4.6 million, or 9%, in 2012, compared to 2011. Professional fees experienced decreases of $9.9 million in 2012, compared to 2011 due to declines in costs associated with our IPO and decreases of $4.5 million in 2012, compared to 2011 due to higher costs associated with acquisition activities in 2011. We increased our internal audit and enterprise risk management functions which resulted in additional costs of $3.0 million. Other increases in professional fees were recorded for company-wide specific initiatives.

Foreclosure and OREO expense increased by $19.1 million in 2012, compared to 2011 due primarily to an increase in foreclosure related expenses. Foreclosure expenses associated with our mortgage pool buyouts increased by $21.8 million in 2012, compared to 2011 due to the increase in mortgage pool buyout activity in 2012.
Other credit-related expenses decreased by $18.1 million, or 38% in 2012, compared to 2011 primarily due to a decrease in our repurchase reserve expenses related to our originated and serviced loans. Our repurchase reserve expense related to production decreased approximately $6.2 million in 2012, compared to 2011. Our repurchase reserve expense related to our serviced loans decreased approximately $9.5 million in 2012, compared to 2011. We describe our reserves for loans subject to representations and warranties in Note 25 in our consolidated financial statements and in our Analysis of Statements of Condition in our "Loans Subject to Representations and Warranties" section.
FDIC insurance assessment and other agency fees increased by $10.2 million, or 35%, in 2012 compared to the same period in 2011 due to a change in the fee assessment methodology and an increase in our asset base.
Advertising and marketing expense increased by $18.3 million, or 104%, in 2012, compared to 2011, due primarily to a marketing campaign launched in 2012 to focus on growing our deposit base.
Consent order expenses increased by $17.7 million, or 252%, in 2012 compared to 2011 due to an increase in consultants cost and professional fees of $6.6 million. During 2012, we recorded $11.0 million in expenses associated with the consent order remediation plan. The liability is an estimate based on the independent consultant's findings report. We describe the consent order in Note 25 in our consolidated financial statements.
Other general and administrative expense increased by $10.8 million or 25%, in 2012, compared to 2011. The increase was the result of increases of the fair value of the FDIC clawback liability, portfolio expenses, production processing expenses and an increase in Fannie Mae (FNMA) compensatory fees.
The FDIC clawback expense increased by $3.3 million, or 83%, in 2012, compared to 2011 as a result of a change in fair value due to a decline in market interest rates.
Portfolio expenses increased by $5.9 million, or 66%, and production processing expenses increased $2.4 million, or 27% in 2012, compared to 2011 due to an increase in lending volume.
FNMA compensatory fees increased by $0.9 million to $2.0 million in 2012. In 2010, FNMA issued an announcement "Foreclosure Time Frames and Compensatory Fees for Breach of Service Obligations" to remind servicers of their duties and responsibilities. The announcement indicated that FNMA would monitor seriously delinquent loans in the foreclosure process and assess compensatory fees on such loans. In determining fee assessment, FNMA takes into consideration the outstanding principal balance of the mortgage loan, the applicable pass through rate, the length of delay, and any additional costs that are directly attributable to the delay. Prior to the end of the third quarter of 2011, we had not received an assessment from FNMA related to compensatory fees.
These increases were offset by an $8.7 million decrease related to the non-recurring write down of the Tygris indemnification asset during the first quarter 2011 due to improving expected cash flows on our lease financing receivables acquired in the Tygris acquisition.
Provision for Income Taxes and Effective Tax Rates

Provision for Income Taxes and Effective Tax Rates			Table 9
	Year Ended December 31,
(dollars in thousands)	2013	2012	2011
Provision for income taxes	$81,300	$41,955	$28,785
Effective tax rates	37.3%	36.2%	35.3%
Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012
For the years ended December 31, 2013 and 2012, our effective income tax rate differs from the statutory federal income tax rate primarily due to state income taxes. Provision for income taxes increased by $39.3 million, or 94%, to $81.3 million in 2013 from $42.0 million in 2012, primarily due to an increase in pre-tax income.
Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011
For the year ended December 31, 2012, our effective income tax rate differs from the statutory federal income tax rate primarily due to state income taxes. For the year ended December 31, 2011, our effective income tax rate differs from the statutory federal income tax rate primarily due to state income taxes and a $691 increase to income tax expense for the revaluation of the net unrealized built-in losses associated with the Tygris acquisition.
Segment Results
We evaluate our overall financial performance through three reportable business segments: Consumer Banking, Commercial Banking and Corporate Services. To generate financial information by reportable business segment, we use an internal profitability reporting system which is based on a series of management estimates and allocations. We continually review and refine many of these estimates and allocations, many of which are subjective in nature. Any changes we make to estimates and allocations that may affect the reported results of any reportable business segment do not affect our consolidated financial position or consolidated results of operations.
We use funds transfer pricing in the calculation of the respective reportable business segment’s net interest income to measure the value of funds used in and provided by a reportable business segment. The difference between the interest income on earning assets and the interest expense on funding liabilities and the corresponding funds transfer pricing charge for interest income or credit for interest expense results in net interest income. We allocate risk-adjusted capital to our segments based upon the credit, liquidity, operating and interest rate risk inherent in the segment’s asset and liability composition and operations. These capital allocations are determined based upon formulas that incorporate regulatory, GAAP and economic capital frameworks including risk-weighting assets, allocating noninterest expense and incorporating economic liquidity premiums for assets deemed by management to lower liquidity profiles.

The following table summarizes segment earnings and total assets for each of our segments as of and for each of the periods shown:

Segment Earnings and Segment Assets			Table 10
	Year Ended December 31,
(dollars in thousands)	2013	2012	2011
Segment Earnings:
Consumer Banking	$145,262	$138,281	$79,757
Commercial Banking	172,496	78,924	79,507
Corporate Services	(99,718)	(101,208)	(77,750)
Segment earnings	$218,040	$115,997	$81,514
Segment Assets:
Consumer Banking	$11,321,747	$12,274,855	$11,433,091
Commercial Banking	6,331,646	5,972,260	1,783,032
Corporate Services	236,313	166,146	99,886
Eliminations	(248,722)	(170,383)	(274,331)
Total assets	$17,640,984	$18,242,878	$13,041,678

The following table summarizes segment income and total assets for each of our segments as of and for each of the periods shown:

Business Segments Selected Financial Information					Table 11A
(dollars in thousands)	Consumer Banking	Commercial Banking	Corporate Services	Eliminations	Consolidated
Year Ended December 31, 2013
Net interest income	$301,544	$263,682	$(6,301)	$—	$558,925
Provision for loan and lease losses	5,546	6,492	—	—	12,038
Net interest income after provision for loan and lease losses	295,998	257,190	(6,301)	—	546,887
Total noninterest income	468,238	50,451	702	—	519,391
Total noninterest expense	618,974	135,145	94,119	—	848,238
Income before provision for income taxes	$145,262	$172,496	$(99,718)	$—	$218,040
Total assets	$11,321,747	$6,331,646	$236,313	$(248,722)	$17,640,984

Business Segments Selected Financial Information					Table 11B
(dollars in thousands)	Consumer Banking	Commercial Banking	Corporate Services	Eliminations	Consolidated
Year Ended December 31, 2012
Net interest income	$340,729	$178,812	$(5,747)	$—	$513,794
Provision for loan and lease losses	14,998	17,001	—	—	31,999
Net interest income after provision for loan and lease losses	325,731	161,811	(5,747)	—	481,795
Total noninterest income	321,640	47,960	172	—	369,772
Total noninterest expense	509,090	130,847	95,633	—	735,570
Income before provision for income taxes	$138,281	$78,924	$(101,208)	$—	$115,997
Total assets	$12,274,855	$5,972,260	$166,146	$(170,383)	$18,242,878

Business Segments Selected Financial Information					Table 11C
(dollars in thousands)	Consumer Banking	Commercial Banking	Corporate Services	Eliminations	Consolidated
Year Ended December 31, 2011
Net interest income	$294,509	$164,442	$(6,641)	$—	$452,310
Provision for loan and lease losses	29,304	20,400	—	—	49,704
Net interest income after provision for loan and lease losses	265,205	144,042	(6,641)	—	402,606
Total noninterest income	193,609	34,771	4,723	—	233,103
Total noninterest expense	379,057	99,306	75,832	—	554,195
Income before provision for income taxes	$79,757	$79,507	$(77,750)	$—	$81,514
Total assets	$11,433,091	$1,783,032	$99,886	$(274,331)	$13,041,678

Consumer Banking

Consumer Banking			Table 12
	Year Ended December 31,
(dollars in thousands)	2013	2012	2011
Net interest income	$301,544	$340,729	$294,509
Provision for loan and lease losses	5,546	14,998	29,304
Net interest income after provision for loan and lease losses	295,998	325,731	265,205
Noninterest income:
Net loan servicing income (loss)	156,571	(27,020)	53,961
Gain on sale of loans	242,105	290,027	72,982
Loan production revenue	33,856	34,644	25,702
Deposit fee income	18,998	21,352	25,964
Other	16,708	2,637	15,000
Total noninterest income	468,238	321,640	193,609
Noninterest expense:
Salaries, commissions and other employee benefits expense	275,879	201,036	132,404
Equipment and occupancy expense	67,181	42,753	34,908
General and administrative expense	275,914	265,301	211,745
Total noninterest expense	618,974	509,090	379,057
Segments earnings	$145,262	$138,281	$79,757
Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012
Consumer Banking segment earnings increased by $7.0 million, or 5%, in 2013 compared to 2012, primarily due to a decrease in net interest income and an increase in noninterest expense partially offset by an increase noninterest income.
Net interest income decreased by $39.2 million, or 12%, in 2013 compared to 2012 primarily due to an increase in interest expense. Interest expense increased primarily due to growth in FHLB advances and deposits throughout 2012 to fund a portion of our asset growth and to take advantage of historically low fixed borrowing rates. For a detailed explanation of changes in net interest income, please refer to our volume/rate analysis in Table 6.
Provision for loan and lease losses decreased by $9.5 million, or 63%, in 2013 compared to 2012 primarily due to the improving credit performance in our residential portfolio. For a detailed explanation of changes in our allowance for loan and lease losses, please refer to "Loan and Lease Quality."
Noninterest income increased by $146.6 million, or 46%, in 2013 compared to 2012. The increase was driven by an increase in net loan servicing income and other noninterest income, partially offset by a decrease in gain on sale of loans. Net loan servicing income increased by $183.6 million in 2013 compared to 2012 primarily due to a decrease in amortization and impairment of MSR. Recovery (impairment) of MSR decreased by $158.5 million in 2013 due to a net impairment charge of $63.5 million in 2012 compared to recoveries of the valuation allowance of $95.0 million in 2013. Impairment in 2012 was due to a combination of a declining rate environment that resulted in higher prepayment speeds including the impact of HARP 2.0. In 2013, expected prepayment speeds decreased due to increased interest rates and a decline in refinance activity due to market penetration of eligible borrowers. Amortization expense decreased by $14.9 million, or 11%, in 2013 due to lower prepayment levels as a result of slowed refinancing demand and government sponsored refinancing programs, such as HARP, which were elevated earlier in 2013 and during 2012.
Other noninterest income increased by $14.1 million in 2013 compared to 2012 primarily due to a $15.4 million gain recognized on the early extinguishment of FHLB advances during 2013.
Gain on sale of loans decreased $47.9 million, or 17%, in 2013, compared to 2012. The decrease was primarily driven by a decrease in our gain on sale margin which was impacted by the volatility in interest rates as well as spread widening in spread products such as HARP 2.0 specified pools and the non-agency market. Refinancing demand was most notably due to the HARP 2.0 and the low mortgage interest rate environment throughout the period. This decrease is partially offset by increased lending volumes primarily driven by low interest rates for most of the period. Mortgage lending volume increased by $1.2 billion or 12%, to $10.8 billion in 2013, compared to 2012. Lending volume also benefited from the continued expansion of our retail lending channel and increased lending of some of our preferred products which outweighed the decreased lending volume as a result of our exit from the wholesale broker business. However due to interest rate movements in the latter half of 2013, mortgage volumes decreased from a high of $3.3 billion in the second quarter of 2013, to $2.0 billion in the fourth quarter of 2013.
Noninterest expense increased by $109.9 million, or 22% in 2013 compared to 2012 primarily due to increases in salaries, commissions, and employee benefits, equipment and occupancy expense and consent order expense. These increases were partially offset by a decrease in foreclosure and OREO expense and other credit-related expenses.
Consumer Banking segment growth drove the increase in salaries, commissions, and employee benefits with an increase of $74.8 million primarily related to headcount increasing by 14% as of December 31, 2013, compared to December 31, 2012. This increase is due to the expansion of our retail and consumer direct production channels and our servicing default services as well as an increase in commissions of $21.8 million in 2013 compared to 2012. In addition, we incurred $6.0 million related to severance as a result of staffing optimization initiatives in the second half of 2013.
Equipment and occupancy expense increased by $24.4 million, or 57%, in 2013 compared to 2012 primarily due to an increase in headcount of 14% as of December 31, 2013 compared to the same period in 2012. In addition, $9.6 million of the increase is related to the expansion of our retail channel and $3.9 million in fixed asset write-downs were recorded related to the expected sale of our default servicing platform. We also recognized $4.1 million in lease termination costs in 2013. Additional growth is due to our new WorldCurrency® system and overall expansion and growth of the segment.
Consent order expenses increased by $46.3 million in 2013, compared to 2012 due to increases in professional fee costs associated with the review and estimated remediation payments as a result of the settlement of the consent orders with the OCC.
Foreclosure and OREO expense decreased by $15.7 million, or 52%, in 2013, compared to 2012 primarily due to stabilizing property values and declining losses on OREO properties. Foreclosure expenses decreased by $17.3 million, or 42%, in 2013 compared to 2012 due to improved credit quality and home prices and the decrease in government insured pool buyout activity. This decrease was partially offset by an increase of $2.3 million, or 66%, in OREO related expenses and provisions.
Other credit-related expenses decreased by $14.9 million, or 51%, in 2013, compared to 2012. We describe our reserves related to loans subject to representations and warranties in Note 25 in our consolidated financial statements and in "Loans Subject to Representations and Warranties."
Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011
Consumer Banking segment earnings increased by $58.5 million, or 73%, in 2012, compared to 2011, primarily due to an increase in net interest income and noninterest income partially offset by an increase in noninterest expense.
Net interest income increased by $46.2 million, or 16%, in 2012 compared to 2011 due to an increase in interest income of $60.1 million and an increase in interest expense of $13.8 million. For a detailed explanation of changes in net interest income, please refer to our volume/rate analysis in Table 6.
Provision for loan and lease losses decreased by $14.3 million, or 49%, in 2012, compared to the 2011 due to the addition of high credit quality originated loans in our residential first mortgages. In addition, we experienced an improvement in loan performance due to a more stable housing market.
Noninterest income increased by $128.0 million, or 66%, in 2012, compared to 2011. The increase was driven by an increase in gain on sale of loans in our mortgage lending business of $217.0 million in 2012, compared to 2011. Mortgage lending volume increased by $3.7 billion, or 61%, to $9.6 billion in 2012, compared to 2011. HARP-driven lending volume was approximately 32% of our total mortgage lending volume in 2012. Gain on sale spreads increased 122 basis points in 2012, compared to 2011 as refinancing activity increased due to the success of government refinancing programs such as the HARP 2.0 program and the low mortgage interest rate environment. In addition, gains from third party loan sales and changes in fair value option loans and related hedging positions increased from an increase in the volume being originated in comparison to prior periods. The volume of interest rate lock commitments increased in part due to the same reasons discussed above. Increased sales of GNMA loan securities that were acquired or purchased out of our servicing portfolio resulted from overall favorable rate and market conditions. We also had a decrease of $14.4 million in sales gains and credit losses from available for sale (AFS) securities. We had no sales of AFS securities during 2012.
Offsetting this increase was a decrease in net loan servicing income, deposit fee income and other income. Net loan servicing income decreased by $81.0 million in 2012 compared to 2011 primarily due to an increase in MSR amortization and additional MSR valuation allowances as well as a decrease in loan servicing fees. Amortization expense combined with additional valuation allowances increased by $63.7 million, or 47%, in 2012. Additionally, loan servicing fees declined by $17.3 million in 2012. These declines in net loan servicing income are due to increased run-off as a result of refinancing activity and a decline in servicing fees due to a decline in the UPB of the servicing portfolio. We experienced a $4.6 million decrease in deposit fee income associated with our WorldCurrency® products as well as changes in valuation of WorldCurrency® deposits and related derivatives in 2012 compared to the same period in 2011. Other income decreased due to decreases of $14.4 million in sales gains and credit losses from AFS securities. We had no sales of AFS securities in 2012.
Noninterest expense increased by $130.0 million, or 34%, in 2012, compared to 2011 primarily due to increases in salaries, commissions, and employee benefits, foreclosure and OREO expense, advertising and marketing expense and consent order expenses. These were partially offset by decreases in our repurchase reserve expenses and reserves related to our government-insured buyouts. Growth in our Consumer Banking segment drove the increase in salaries, commissions, and employee benefits with headcount increasing by 54% as of December 31, 2012, compared to December 31, 2011 due to the expansion of our retail and consumer direct production channels and our servicing default services as well as wealth management development.
Foreclosure and OREO expense increased by $23.3 million in 2012 compared to 2011 primarily due to the increase in foreclosure expenses attributable to an increase in mortgage pool buyout activity during the year. During the third quarter of 2012, we also transferred a majority of our mortgage pool buyouts to loans held for investment. Foreclosure expenses associated with our mortgage pool buyouts increased by $21.8 million in 2012 compared to 2011.
Advertising and marketing expense increased by $17.2 million in 2012 compared to 2011 as we continue to focus on increasing our deposit base and increased variable costs from higher mortgage originations and costs associated with the servicing portfolio resulting from default activities.
Consent order expense increased by $15.7 million in 2012 compared to 2011 primarily due to additional costs incurred related to regulatory compliance as a result of consent order remediation.
Other credit-related expenses decreased by $12.0 million, or 29%, in 2012, compared to 2011. We describe our reserves related to loans subject to representations and warranties in Note 25 in our consolidated financial statements and in our Analysis of Statements of Condition in "Loans Subject to Representations and Warranties." For additional disclosure, refer to our “Analysis of Statements of Income."

Commercial Banking

Commercial Banking			Table 13
	Year Ended December 31,
(dollars in thousands)	2013	2012	2011
Net interest income	$263,682	$178,812	$164,442
Provision for loan and lease losses	6,492	17,001	20,400
Net interest income after provision for loan and lease losses	257,190	161,811	144,042
Noninterest income:
Loan production revenue	2,130	10,020	769
Other lease income	24,681	33,157	30,924
Other	23,640	4,783	3,078
Total noninterest income	50,451	47,960	34,771
Noninterest expense:
Salaries, commissions and other employee benefit expense	71,714	53,870	39,333
Equipment and occupancy expense	27,845	28,441	16,259
General and administrative expense	35,586	48,536	43,714
Total noninterest expense	135,145	130,847	99,306
Segments earnings	$172,496	$78,924	$79,507
Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012
Commercial Banking segment earnings increased by $93.6 million in 2013, compared to 2012 primarily due to increases in net interest income and a decrease in the provision for loan and lease losses which was partially offset by an increase in noninterest expense.
Net interest income increased by $84.9 million, or 47%, in 2013, compared to 2012 primarily due to an increase in interest income of $83.8 million. The warehouse finance acquisition, completed in the second quarter of 2012, and BPL acquisition, completed in the fourth quarter of 2012, contributed $13.3 million and $74.0 million, respectively, to the increase in interest income in 2013. For a detailed explanation of changes in net interest income, please refer to our volume/rate analysis in Table 6.
Provision for loan and lease losses decreased by $10.5 million, or 62%, in 2013 compared to 2012 primarily due to the improving credit performance in our commercial portfolios. For a detailed explanation of changes in our allowance for loan and lease losses, please refer to "Loan and Lease Quality."
Noninterest income increased by $2.5 million, or 5%, in 2013, compared to 2012, primarily due to $15.8 million prepayment penalty income recognized in 2013 related to serviced loans in the business lending trusts (BLTs) acquired with the BPL acquisition. These increases are offset by a decrease of $8.5 million in lease income in 2013 compared to 2012, as late fees related to our deferred financing leases are included in net interest income. Additionally, loan production revenue decreased by $7.9 million due to a decrease in ancillary production fees in the commercial real estate portfolio.
Noninterest expense increased by $4.3 million, or 3%, in 2013 compared to 2012. An increase in increases in salaries, commissions and employee benefits of $17.8 million drove the increase in noninterest expense, which was partially offset by decreases in general and administrative expense.
Salaries, commissions, and employee benefits increased by $17.8 million, or 33%, in 2013, compared to 2012, due to the warehouse finance and BPL acquisitions in 2012 as well as $1.5 million related to severance as a result of staffing optimization initiatives in the second half of 2013.
General and administrative expense decreased by $12.9 million, or 27%, in 2013, compared to 2012. The decrease in general and administrative expense was primarily driven by a decrease in OREO related expenses and provisions as a result of stabilizing property values and declining losses on OREO properties.
Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011
Commercial Banking segment earnings decreased by $0.6 million in 2012 compared to 2011, primarily due to an increase in noninterest expense partially offset by an increase in net interest income and noninterest income.
Net interest income increased by $14.4 million, or 9%, in 2012, compared to 2011 due to an increase in interest income of $7.2 million and an decrease in interest expense of $7.1 million. For a detailed explanation of changes in net interest income, please refer to our volume/rate analysis in Table 6.
Provision for loan and lease losses decreased by $3.4 million, or 17%, in 2012, compared to the 2011 due to the addition of high credit quality originated loans in our commercial loan portfolio. In addition, we experienced an improvement in loan performance due to a more stable housing market.
Noninterest income increased by $13.2 million, or 38%, in 2012, compared to 2011, primarily due to increases in loan production revenue and other lease income. Loan production revenue increased by $9.3 million year over year due to the BPL acquisition in 2012 and expansion of the EverBank Commercial Finance (ECF) platform. In addition, operating lease income increased by $2.2 million in 2012 compared to 2011 related to the ECF platform expansion.
Noninterest expense increased by $31.5 million, or 32%, in 2012 compared to 2011. An increase in our salaries, commissions, and employee benefits, equipment and occupancy expense, as well as general and administrative expense drove the increase in noninterest expense.
Salaries, commissions, and employee benefits increased by $14.5 million, or 37%, in 2012, compared to 2011, due to growth in the Commercial Banking segment. The warehouse finance acquisition, ECF platform expansion, and shared services growth also drove headcount up by 33% as of December 31, 2012, compared to December 31, 2011.
Equipment and occupancy expense increased by $12.2 million, or 75%, in 2012, compared to 2011 primarily due to depreciation expense. An increase in our operating lease portfolio drove an increase in related depreciation expense of $9.6 million in 2012, compared to 2011.
General and administrative expense increased by $4.8 million, or 11%, in 2012, compared to 2011. The increase in general and administrative expense was driven by an increase in FDIC assessment and other agency fees and direct allocations which was offset by decrease in other general and administrative expense and other credit related expenses. FDIC insurance assessment and other agency fees increased by $9.5 million in 2012, compared to 2011, due to a change in the fee assessment methodology and an increase in our asset base. Direct allocations increased by $6.8 million due to company-wide IT initiatives as well as additional corporate expenses allocated to our reportable business segments to more closely align with utilization by the segments. These increases are offset by the non-recurring write-down of the Tygris indemnification asset of $8.7 million in the first quarter 2011. Additional decreases resulted from the favorable changes in our other acquired indemnification asset and ECF unfunded commitments reserves.
Corporate Services

Corporate Services			Table 14
	Year Ended December 31,
(dollars in thousands)	2013	2012	2011
Net interest income after provision for loan and lease losses	$(6,301)	$(5,747)	$(6,641)
Noninterest income	702	172	4,723
Noninterest expense:
Salaries, commissions and other employee benefit expense	94,143	76,850	61,034
Equipment and occupancy expense	25,981	25,243	18,740
Other general and administrative expense	52,275	66,355	54,343
Intersegment allocations	(78,280)	(72,815)	(58,285)
Total noninterest expense	94,119	95,633	75,832
Segments earnings	$(99,718)	$(101,208)	$(77,750)
Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012
Corporate Services segment loss decreased by $1.5 million, or 1%, in 2013, compared to 2012. Noninterest expense decreased by $1.5 million, or 2%, in 2013 compared to 2012 due to decreases in general and administrative costs partially offset by an increase in salaries, commissions, and employee benefits.
General and administrative costs including intersegment allocations decreased by $19.5 million primarily due to a decrease in legal and professional costs. This decrease is primarily due to decreases in costs associated with strategic business acquisitions as well as costs associated with our IPO that occurred in 2012. The decreases are offset by increases in costs associated with our risk management functions, which increased in order to comply with public company requirements.
Salaries, commissions and employee benefits increased by $17.3 million, or 23%, primarily due to headcount increases of 7% in 2013 compared to 2012. This growth is due to continued business development and the need for additional support services due to increased governance and regulatory requirements.
Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011
Corporate Services segment loss decreased by $23.5 million, or 30%, in 2012, compared to 2011. Noninterest income decreased by $4.6 million, or 96%, in 2012, compared to 2011 as the result of a gain on the repurchase of trust preferred securities recognized during the first quarter of 2011.
Noninterest expense increased by $19.8 million, or 26%, in 2012 compared to 2011 due to increases in salaries, commissions, and employee benefits, occupancy and equipment, other general and administrative costs and offset by an increase in intersegment allocations. Headcount increased by 23% as of December 31, 2012 compared to December 31, 2011. The growth is due to continued business development and the need for additional support services due to increased governance and regulatory requirements. Professional fees decreased by $6.9 million, or 21% in 2012 due primarily to decreases in costs associated with IPO readiness activities. The decreases are offset by expenditures related to strategic business acquisitions. Additionally, intersegment allocations increased by $14.5 million in 2012. Increased costs are primarily associated with company-wide IT initiatives.
Analysis of Statements of Condition
Investment Securities
Our overall investment strategy focuses on acquiring investment-grade senior mortgage-backed securities backed by seasoned loans with high credit quality and credit enhancements to generate earnings in the form of interest and dividends while offering liquidity, credit and interest rate risk management opportunities to support our asset and liability management strategy. Within our investment strategy, we also utilize highly rated structured products including Re-securitized Real Estate Mortgage Investment Conduits (Re-REMICs) for the added protection from credit losses and ratings deteriorations that accompany alternative securities. All securities investments satisfy our internal guidelines for credit profile and generally have a relatively short duration which helps mitigate interest rate risk arising from changes in market interest rates.

Available for sale securities are used as part of our asset and liability management strategy and may be sold in response to, or in anticipation of, factors such as changes in market conditions and interest rates, changes in security prepayment rates, liquidity considerations and regulatory capital requirements.
The following table sets forth the fair value of investment securities classified as available for sale and the amortized cost of investment securities held to maturity as of December 31, 2013, 2012, and 2011:

Investment Securities Carrying Value			Table 15
(dollars in thousands)	2013	2012	2011
Available for sale (at fair value):
Residential CMO securities — nonagency	$1,109,271	$1,611,775	$1,895,818
Asset-backed securities	3,086	7,526	7,477
Other	3,270	577	627
Total investment securities available for sale	1,115,627	1,619,878	1,903,922
Held to maturity (at amortized cost):
Residential CMO securities — agency	41,347	106,346	159,882
Residential MBS — agency	65,965	31,901	19,132
Other	—	4,987	10,504
Total investment securities held to maturity	107,312	143,234	189,518
Total investment securities	$1,222,939	$1,763,112	$2,093,440
The amortized cost and fair value of debt securities at December 31, 2013 by contractual maturities are shown below. Actual maturities may differ from contractual maturities because the issuers may have the right to call or prepay obligations with or without call or prepayment penalties. MBS, including CMO, securities, are disclosed separately in the table below, as these investment securities are likely to prepay prior to their scheduled contractual maturity dates.

Contractual Maturity Distribution, Weighted-Average Yield to Maturity, and Fair Value of Investment Securities			Table 16
(dollars in thousands)	Amortized Cost	Fair Value	Yield
Available for sale:
After ten years
Asset-backed securities	$4,144	$3,086	1.95%
Corporate securities	2,625	2,625	4.04%
Not due at a single maturity
Residential CMO securities — agency	42	46	5.68%
Residential CMO securities — nonagency	1,097,293	1,109,271	3.69%
Residential MBS securities — agency	189	200	3.06%
Equity securities	77	399
	1,104,370	1,115,627
Held to maturity:
Not due at a single maturity
Residential CMO securities — agency	41,347	42,750	1.77%
Residential MBS securities — agency	65,965	65,171	2.71%
	107,312	107,921
	$1,211,682	$1,223,548

We have historically utilized the investment securities portfolio for earnings generation (in the form of interest and dividend income), liquidity, credit and interest rate risk management and asset diversification. Securities available for sale are used as part of our asset/liability management strategy and may be sold in response to, or in anticipation of, factors such as changes in market conditions and interest rates, changes in security prepayment rates, liquidity considerations and regulatory capital requirements. The principal categories of our investment portfolio are set forth below.
Residential — Agency
At December 31, 2013, our residential agency portfolio consisted of both residential agency CMO securities and residential agency MBS securities. Investments in residential agency CMO securities totaled $41.4 million, or 3%, of our investment securities portfolio. Our residential agency MBS portfolio totaled $66.2 million, or 5%, of our investment securities portfolio. Our residential agency portfolio is secured by seasoned first-lien fixed and adjustable rate residential mortgage loans insured by GSEs. Our residential agency CMO securities decreased by $65.0 million, or 61%, to $41.4 million at December 31, 2013 from $106.4 million at December 31, 2012 primarily due to reductions to amortized cost resulting from principal payments received and the amortization of premiums and discounts. Our residential agency MBS securities increased by $34.0 million, or 106%, to $66.2 million at December 31, 2013, from $32.1 million at December 31, 2012 primarily due to purchases of additional securities.

Residential — Nonagency
At December 31, 2013, our residential nonagency portfolio consisted entirely of investments in residential nonagency CMO securities. Investments in residential nonagency CMO securities totaled $1.1 billion, or 91% of our investment securities portfolio. Our residential nonagency CMO securities decreased by $502.5 million, or 31%, to $1.1 billion at December 31, 2013, from $1.6 billion at December 31, 2012 primarily due to reductions in amortized cost resulting from principal payments received and sales of securities partially offset by purchases of additional securities as well as reductions in the fair market value of the securities held.
Our residential nonagency CMO securities are secured by seasoned first-lien fixed and adjustable rate residential mortgage loans backed by loan originators other than GSEs. Mortgage collateral is structured into a series of classes known as tranches, each of which contains a different maturity profile and pay-down priority in order to suit investor demands for duration, yield, credit risk and prepayment volatility. We have primarily invested in CMO securities rated in the highest category assigned by a nationally recognized statistical ratings organization. Many of these securities are Re-REMICs, which adds credit subordination to provide protection against future losses and rating downgrades. Re-REMICs constituted $725.8 million, or 65%, of our residential nonagency CMO investment securities at December 31, 2013.
We have internal guidelines for the credit quality and duration of our residential CMO securities portfolio and monitor these on a regular basis. At December 31, 2013, the portfolio carried a weighted average Fair Isaac Corporation (FICO) score of 730, an amortized loan-to-value ratio (LTV) of 61%, and was seasoned 109 months. This portfolio includes protection against credit losses through subordination in the securities structures and borrower equity.
During the year ended December 31, 2013, we sold residential nonagency CMO securities with a book value of $154.8 million and recorded net securities gains totaling $4.2 million. During the year ended December 31, 2012, there were no sales of residential agency or residential nonagency CMO securities.
Loans Held for Sale
The following table presents the balance of each major category in our loans held for sale portfolio at December 31, 2013 and 2012:

Loans Held for Sale		Table 17
(dollars in thousands)	2013	2012
Mortgage warehouse (carried at fair value)	$613,459	$1,452,236
Other residential (carried at fair value)	58,912	—
Total loans held for sale carried at fair value	672,371	1,452,236
Government insured pool buyouts	53,823	96,635
Other residential	8,939	539,175
Commercial and commercial real estate	56,249	—
Total loans held for sale carried at lower of cost or market value	119,011	635,810
Total loans held for sale	$791,382	$2,088,046
Mortgage Warehouse
At December 31, 2013, our mortgage warehouse loans totaled $613.5 million, or 78%, of our total loans held for sale portfolio. Our mortgage warehouse loans are largely comprised of agency deliverable products that we typically sell within three months subsequent to origination. We economically hedge our mortgage warehouse portfolio with forward sales commitments designed to protect against potential changes in fair value. Due to the short duration that these loans are present on our balance sheet, we have elected fair value accounting on this portfolio of loans due to the burden of complying with the requirements of hedge accounting. Mortgage warehouse loans decreased by $838.8 million from December 31, 2012 due to decreased refinance activity related to historically low interest rates as well as government refinance programs such as HARP 2.0.
The following table represents the length of time the mortgage warehouse loans have been classified as held for sale:

Mortgage Warehouse		Table 18
(dollars in thousands)	2013	2012
30 days or less	$378,736	$898,908
31- 90 days	199,743	486,419
Greater than 90 days	34,980	66,909
	$613,459	$1,452,236
Subsequent to December 31, 2013, we sold $22.9 million of the mortgage warehouse loans classified as held for sale that were held for more than 90 days. The remaining $12.1 million of warehouse loans were made up of conforming or government product and were current as of December 31, 2013.
Other Residential Loans Carried at Fair value
At December 31, 2013, our other residential loans carried at fair value totaled $58.9 million or 7% of our total loans held for sale portfolio. The Company has elected the fair value option of accounting under U.S. GAAP for certain longer duration residential jumbo mortgage loans held for sale. Electing to use the fair value accounting allows a better offset of the changes in the fair values of the loans and the derivative instruments used to economically hedge them without the burden of complying with the requirements for hedge accounting. During the year ended December 31, 2013, we sold $455.3 million of our other residential loans carried at fair value.

Government Insured
At December 31, 2013, our government insured pool buyout loans totaled $53.8 million, or 7% of our total loans held for sale portfolio. During the year ended December 31, 2013, we transferred $645.5 million of conforming mortgages to GNMA in exchange for mortgage-backed securities. At December 31, 2013, there were $50.5 million of GNMA securities that were transferred and included in the loans held for sale balance above for which we retained effective control of the assets. In addition to the ability to work-out these assets and securitize into GNMA pools, we have acquired a significant portion of these assets at a discount to UPB. The UPB and a portion of the interest is government insured which provides an attractive overall return on the underlying delinquent assets.
At December 31, 2012, our government insured pool buyout loans totaled $96.6 million, or 5%, of our total loans held for sale portfolio. During the year ended December 31, 2012, we transferred $1.9 billion of government insured pool buyouts to loans held for investment. Due to the unpredictability of the success of certain new government programs, prior to 2012, we were not able to assert to the intent to hold these loans for the foreseeable future. However during 2012 after having seen the effect of these programs on our government insured pool buyout portfolio, we were able to assert to the intent to hold for the foreseeable future.
Other Residential Loans Carried at Lower of Cost or Market Value (LOCOM)
Our other residential loans carried at LOCOM totaled $8.9 million, or 1%, of our total loans held for sale portfolio. Other residential loans carried at LOCOM consist of mortgage loans originated or acquired by the Company with the intent to hold for a short duration. Other residential loans decreased $530.2 million, from $539.2 million at December 31, 2012 due to a change in strategy on certain originated longer duration, jumbo preferred loans. During the year ended December 31, 2013, we sold $1.1 billion of our other residential loans carried at LOCOM compared to $181.3 million of our other residential loans during the year ended December 31, 2012.
During the twelve months ended December 31, 2013, we transferred $810.9 million in residential mortgage loans from loans held for sale to loans held for investment at lower of cost or market. A majority of these loans were originated preferred jumbo ARM residential mortgages which were intended to be sold in the secondary market. As a result of changing economic conditions and our capacity and desire to hold these loans on the balance sheet, we intend to hold these loans for the foreseeable future and transferred these loans to the held for investment portfolio.
Commercial and Commercial Real Estate
At December 31, 2013, our commercial and commercial real estate loans totaled $56.2 million or 7% of our total loans held for sale portfolio. Commercial and commercial real estate loans represent revolving credit facilities to other specialty finance companies, where the Company is lead agent. As lead agent the Company holds a portion of each facility within its commercial loan portfolio; with the remaining portion being held with the intent to sell.
Loans and Leases Held for Investment
The following table presents the balance of each major category in our loan and lease held for investment portfolio at December 31, 2013, 2012, 2011, 2010, and 2009:

Loans and Leases Held for Investment									Table 19
	2013		2012		2011		2010		2009
(dollars in thousands)	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%
Residential mortgages
Residential	$5,153,106	39.0%	$3,949,284	31.5%	$3,727,542	57.2%	$2,790,512	45.8%	$2,619,248	62.9%
Government insured pool buyouts	1,891,637	14.3%	2,759,464	22.1%	829,299	12.7%	1,392,273	22.7%	605,899	14.5%
Commercial and commercial real estate	4,812,970	36.3%	4,771,768	38.2%	1,165,384	17.9%	1,230,128	20.2%	707,841	17.0%
Lease financing receivables	1,237,941	9.3%	836,935	6.7%	588,501	9.0%	451,443	7.4%	—	—
Home equity lines	151,916	1.1%	179,600	1.4%	200,112	3.1%	224,627	3.7%	227,106	5.5%
Consumer and credit card	5,154	0.0%	8,038	0.1%	8,443	0.1%	10,285	0.2%	5,781	0.1%
	13,252,724	100.0%	12,505,089	100.0%	6,519,281	100.0%	6,099,268	100.0%	4,165,875	100.0%
Allowance for loan and lease losses	(63,690)		(82,102)		(77,765)		(93,689)		(93,178)
	$13,189,034		$12,422,987		$6,441,516		$6,005,579		$4,072,697
The balances presented above include:
Net purchased loan and lease discounts	$102,416		$164,132		$237,170		$393,014		$108,289
Net deferred loan and lease origination costs	$54,107		$25,275		$19,057		$10,861		$7,576
The following table shows the contractual maturities, including scheduled principal repayments, of our commercial portfolio and the distribution between fixed and adjustable interest rate loans at December 31, 2013:

Maturities and Sensitivities of Selected Loans to Changes in Interest Rates(1)				Table 20
(dollars in thousands)	Due in One Year or Less	Due After One to Five Years(2)	Due After Five Years(2)	Total
Commercial and commercial real estate(3)	$1,548,081	1,719,085	1,545,804	$4,812,970

(1)	Based on contractual maturities.

(2)	As of December 31, 2013, loans maturing after one year consisted of $1.1 billion in variable rate loans and $2.2 billion in fixed rate loans.

(3)	Calculated net recorded investment does not include $30.0 million in ALLL.
Residential Mortgage Loans
At December 31, 2013, our residential mortgage loans totaled $5.2 billion, or 39%, of our total held for investment loan and lease portfolio. We primarily offer our clients residential closed-end mortgage loans typically secured by first liens on one-to-four family residential properties.
Residential mortgage loans increased by $1.2 billion, or 30%, to $5.2 billion at December 31, 2013 from $3.9 billion at December 31, 2012. This increase was due primarily to the transfer of loans from held for sale to held for investment as disclosed in Note 6 and retained originations of $1.5 billion partially offset by paydowns and payoffs of existing loans.
For the years ended December 31, 2013 and 2012, we did not originate negative amortizing loans. The net recorded investment of interest-only loans for the years ended December 31, 2013 and 2012 was $1.9 billion. Our residential loans with interest-only features consist of organic originations for portfolio and targeted loan acquisitions, focused on financially sophisticated, mass-affluent customers that utilize the interest-only structure for wealth management. The underwriting process for this product focuses on high FICO scores and low LTV lending with a detailed review of the borrower's assets and liquidity ratio. As of December 31, 2013, over 50% of our interest-only loans had an original LTV of less than 65%.
Government Insured Buyouts
At December 31, 2013, our government insured buyout loan portfolio totaled $1.9 billion, or 14%, of our total loans held for investment portfolio. Government insured pool buyouts decreased by $867.8 million, or 31%, from $2.8 billion at December 31, 2012. The decrease was primarily the result of $594.6 million of loans transferred from loans held for investment to loans held for sale and $626.0 million of delinquent loans reaching foreclosure partially offset by mortgage pool buyout purchases of $533.1 million with the remaining decline the product of paydowns and payoffs of existing loans. We continue to acquire government insured pool buyouts for our portfolio. However, the pace of our acquisition activity through the year ended December 31, 2013 has been offset entirely by subsequent securitizations through GNMA as well as transfers to foreclosure of delinquent loans.
We have a history of servicing FHA loans. As a servicer, the buyout opportunity is the right to purchase above market rate, government insured loans at par (i.e., the amount that has to be passed through to the GNMA security holder when repurchased). For banks like EverBank, with cost effective sources of short term capital, this strategy represents a very attractive return with limited additional investment risk.
Each loan in a GNMA pool is insured or guaranteed by one of several federal government agencies, including the Federal Housing Administration, Department of Veterans’ Affairs or the Department of Agriculture’s Rural Housing Service. The loans must at all times comply with the requirements for maintaining such insurance or guarantee. Prior to our acquisition of these loans, we perform due diligence to ensure a valid guarantee is in place; therefore we believe that a negligible amount of principal is at risk.
Duration is a potential risk of holding these loans and exposes us to interest rate risk and the risk of a funding mismatch. In most cases, acquired loans or loans purchased out of our servicing assets are greater than 89 days past due upon purchase. Loans that go through foreclosure have an expected duration of one to two years, depending on the state’s servicing timelines. Bankruptcy proceedings and loss mitigation requirements could extend the duration of these loans. Extensions for these reasons do not impact the insurance or guarantee and are modeled into the acquisition price.
Loans can re-perform on their own or through loss mitigation and/or modification. Most loans are 20 to 30 year fixed rate instruments. Re-performing loans earn a higher yield as they can earn an above market note rate rather than a government guaranteed reimbursement rate. In order to mitigate the duration risk on re-performing loans, EverBank has the ability to sell those loans into the secondary market.
Operational capacity poses a lesser risk to the claim through missed servicing milestones. Servicing operations must comply with the government agencies' servicing requirements in order to avoid interest curtailments (principal is not at risk). For acquired pool buyouts, we, in general, purchase loans early in the default cycle to obtain control of the files before processing errors jeopardize claims.
Commercial and Commercial Real Estate Loans
At December 31, 2013, our commercial and commercial real estate loans, which include owner-occupied commercial real estate, commercial investment properties, asset-backed commercial and small business commercial loans, totaled $4.8 billion, or 36% of our total held for investment loan and lease portfolio.
Commercial and commercial real estate loans remained largely unchanged at December 31, 2013 representing $4.8 billion at both December 31, 2013 and 2012. This consistency was due to origination activity of $1.2 billion offset by reductions in utilization by existing customers on lines of credit of $381.0 million, paydowns of $601.7 million and loans transferred to loans held for sale of $138.4 million of which $56.2 million remains at December 31, 2013. The decline in utilization by existing customers was driven largely by the warehouse finance line of business which is impacted negatively by the rising interest rate environment and decline in demand for the mortgages furnished by draws on these lines by our borrowers.
The Company’s lending policy related to commercial loans and commercial lines of credit considers several factors, including potential secured interests in collateral, the availability of guarantors and borrower and guarantor credit histories.
The net recorded investment in interest-only loans at December 31, 2013 and 2012 consists of the following:

	2013	2012
Commercial mortgage loans	$83,369	$188,945
Commercial loans	150,513	53,174
Commercial lines of credit	327,878	242,521
Total interest only commercial loans	$561,760	$484,640
Lease Financing Receivables
Lease financing receivables increased by $401.0 million, or 48%, to $1.2 billion, or 9% of our total held for investment loan and lease portfolio at December 31, 2013 from $836.9 million at December 31, 2012. The increase was the result of lease originations of $774.7 million, earned income of $56.0 million and purchase accounting adjustments of $17.1 million partially offset by amortization of deferred origination costs of $11.3 million, charge-offs of $4.0 million and lease paydowns, expirations and disposals. Our leases generally consist of short-term and medium-term leases and loans secured by essential use office product, healthcare, industrial and information technology equipment to small and mid-size lessees and borrowers. Of our total held for investment loan and lease portfolio, $461.6 million or 37% is held within the healthcare portfolio, $322.4 million or 26% is held within the office products portfolio and $157.6 million or 13% is held within the information technology portfolio. All of our lease financing receivables were either purchased as a part of the Tygris acquisition or originated out of the operations of Tygris, which was re-branded as ECF.
Home Equity Lines
At December 31, 2013, our home equity lines totaled $151.9 million, or 1% of our total held for investment loan and lease portfolio. We service home equity closed-end loans and revolving lines of credit which are typically secured by junior or senior liens on one-to-four family residential properties. Home equity lines decreased by $27.7 million, or 15%, to $151.9 million at December 31, 2013 from $179.6 million at December 31, 2012, due to paydowns on our existing lines of credit. The Company’s lending policy related to its residential portfolio requires real estate loan collateral based upon several factors, including certain loan-to-appraised-value ratios and borrower credit history. A majority of our home equity lines of credit include a period of time during which amounts can be drawn upon with the related payments representing only interest payments. Then, at the end of this contractual draw period, the outstanding amount is converted to a fixed term amortizing loan. The interest-only payment feature is standard among the industry. The net recorded investment in interest-only residential lines of credit was $121,560 and $157,781 at December 31, 2013 and 2012, respectively.
Consumer and Credit Card Loans
At December 31, 2013, consumer and credit card loans, in the aggregate, totaled $5.2 million, or less than 1% of our total held for investment portfolio. These loans include direct personal loans, credit card loans and lines of credit, automobile and other loans to our clients which are generally secured by personal property. Lines of credit are generally floating rate loans that are unsecured or secured by personal property.
Mortgage Servicing Rights
The following table presents the change in our MSR portfolio for the years ended December 31, 2013, 2012, and 2011:

Change in Mortgage Servicing Rights			Table 21
(dollars in thousands)	2013	2012	2011
Balance, beginning of period	$375,859	$489,496	$573,196
Acquired servicing rights	65,188	14,445	—
Originated servicing rights capitalized upon sale of loans	100,426	76,238	56,268
Amortization	(126,803)	(137,433)	(96,022)
Decrease (increase) in valuation allowance	94,951	(63,508)	(39,455)
Other	(2,941)	(3,379)	(4,491)
Balance, end of period	$506,680	$375,859	$489,496
Valuation allowance:
Balance, beginning of period	$102,963	$39,455	$—
Increase in valuation allowance	693	68,206	39,455
Recoveries	(95,644)	(4,698)	—
Balance, end of period	$8,012	$102,963	$39,455
We carry MSR at amortized cost net of any required valuation allowance. We amortize MSR in proportion to and over the period of estimated net servicing income and evaluate MSR quarterly for impairment.
Originated servicing rights increased by $24.2 million, or 32%, during the year ended December 31, 2013 compared to the same period in 2012. The increase is primarily due to increased mortgage sales volume of $2.2 billion during the year ended December 31, 2013 compared to the same period in 2012.
Acquired servicing rights increased by $50.7 million for the twelve months ended December 31, 2013 due to the purchase of servicing rights of Fannie Mae residential servicing assets on April 1, 2013. The acquired servicing rights have been included in the residential class of MSR. At July 1, 2013, the transfer date, there were 86,324 loans with a weighted average interest rate of 5.1%. We will earn a weighted average servicing fee of 27 basis points on the acquired UPB allowing us to generate additional servicing income by utilizing our already existing servicing platform. We also entered into a series of agreements with Green Tree Servicing LLC (GTS), a subsidiary of Walter Investment Management Corp., on October 30, 2013 to sell approximately $13.4 billion of UPB of FNMA, FHLMC and private investor mortgage servicing rights, subject to approval by the related agencies or investors and changes in the underlying loan population through the date of transfer. Since we did not receive approval by December 31, 2013, our MSR balance includes the cost basis related to the $13.4 billion of UPB sold to GTS that was not derecognized at December 31, 2013.
Amortization expense decreased by $10.6 million, or 8%, during the year ended December 31, 2013 compared to the same period in 2012. The decrease in amortization expense is due to lower refinancing activity resulting in lower prepayment speeds compared to the same period in 2012. Annualized amortization rates as of December 31, 2013, 2012, and 2011 approximated 18.9%, 31.5%, and 22.4% respectively.
A decrease in actual prepayment speeds compared to previously expected speeds was the primary driver for the recovery of the MSR valuation allowance during the year ended December 31, 2013 compared to the same period in 2012. At December 31, 2013, we estimate that approximately 25.2% of our portfolio was eligible to refinance under the HARP program. As such, near term annualized prepayment speeds were estimated at 13.4% at December 31, 2013. During 2012, the impact of HARP 2.0 and a further decline in interest rates caused our prepayment speeds to exceed our expectations and resulted in an impairment of $63.5 million for the year ended December 31, 2012.

Other Assets
The following table sets forth other assets by category as of December 31, 2013 and 2012:

Other Assets		Table 22
(dollars in thousands)	2013	2012
Servicing advances, net of allowance of $9,642 and $11,518, respectively	$225,436	$125,118
Foreclosure claims receivable, net of allowance of $14,398 and $11,721, respectively	208,226	196,952
Income taxes receivable, net	71,372	—
Accrued interest receivable	66,782	82,965
Corporate advances, net of allowance of $6,168 and $8,967, respectively	64,702	47,778
Goodwill	46,859	46,859
Other real estate owned, net of allowance of $5,958 and $16,051, respectively	29,034	55,277
Fair value of derivatives, net	28,170	33,261
Prepaid assets	12,270	8,841
Margin receivable, net	6,370	40,260
Intangible assets, net	5,813	7,921
Other	49,840	57,833
	$814,874	$703,065
Other assets increased $111.8 million to $814.9 million at December 31, 2013 from $703.1 million at December 31, 2012. The increase was driven primarily by increases in servicing advances, foreclosure claims receivable, income taxes receivable, and corporate advances partially offset by a decrease in accrued interest receivable, other real estate owned and margin receivable.
Servicing advances increased by $100.3 million, or 80%, during the year ended December 31, 2013 compared to the same period in 2012. The increase was primarily attributable to an increase in escrow advances related to the MSR acquisition during the second quarter of 2013.
Foreclosure claims receivable increased by $11.3 million, or 6%, during the year ended December 31, 2013 compared to the same period in 2012. The increase is primarily due to growth in the amount of loans that have been transferred to foreclosure, but not conveyed back to the government agencies.
Income taxes receivable increased by $71.4 million at December 31, 2013 compared to December 31, 2012. This increase is a result of the reversal of our deferred tax asset related to reserves and impairments, favorable MSR adjustments, mark-to-market adjustments and adjustments related to the sale of nonperforming commercial assets.
Corporate advances increased by $16.9 million, or 35%, at December 31, 2013 compared to December 31, 2012 due to additional advances related to the MSR acquisition that transferred in July 2013.
Accrued interest receivable decreased by $16.2 million, or 20%, at December 31, 2013 compared to December 31, 2012 due to a $867.8 million decrease in our GNMA buyout loan portfolio, which reduced the amount of interest accrued as of December 31, 2013. This decline was largely the result of replacing buyout loans holding higher note rates with newer loans originated during the period of lower interest rates.
Other real estate owned decreased by $26.2 million, or 47%, at December 31, 2013 compared to December 31, 2012 due to the sale of our nonperforming commercial assets during the fourth quarter of 2013.
Margin receivable decreased by $33.9 million, or 84%, during the year ended December 31, 2013 compared to the same period in 2012. The decrease is primarily attributable to a decrease in collateral posted for certain derivative trading activity related to hedging of our pipeline that is not subject to a master netting arrangement. We had lower volume in our pipeline coupled with higher interest rates at December 31, 2013 compared to December 31, 2012.
Deferred Tax Asset
Our net deferred tax asset decreased $119.5 million, to $51.4 million at December 31, 2013 from $170.9 million at December 31, 2012. See Note 19 in our consolidated financial statements for more information on taxes.
Accumulated Other Comprehensive Income
Accumulated other comprehensive income increased by $34.2 million to a loss of $52.6 million at December 31, 2013, from a loss of $86.8 million at December 31, 2012, primarily due to the reclassifications of unrealized losses during the period and a reduction in net unrealized losses as a result of changes in fair value related to our interest rate swaps partially offset by an increase in net unrealized losses as a result of changes in the fair value of our available for sale securities and a reclassification of $4.2 million of unrealized gains into earnings related to the sale of available for sale securities. We reclassified $31.0 million in pretax unrealized losses to other noninterest income related to the early extinguishment of $770.0 million in principal of our FHLB advances.
Loan and Lease Quality
We use a comprehensive methodology to monitor credit quality and prudently manage credit concentration within our portfolio of loans and leases. Our underwriting policies and practices govern the risk profile, credit and geographic concentration for our loan and lease portfolios. We also have a comprehensive methodology to monitor these credit quality standards, including a risk classification system that identifies potential problem loans based on risk characteristics by loan type as well as the early identification of deterioration at the individual loan level. In addition to our ALLL, we have additional protections against potential credit losses, including credit indemnification agreements, purchase discounts on acquired loans and leases and other credit-related reserves, such as those on unfunded commitments.
Discounts on Acquired Loans and Lease Financing Receivables
For acquired credit-impaired, or ACI, loans accounted for under ASC 310-30, we periodically reassess cash flow expectations at a pool or loan level. In the case of improving cash flow expectations for a particular loan or pool of loans, we reclassify an amount of non-accretable difference as accretable yield, thus increasing the prospective yield of the pool. In the case of deteriorating cash flow expectations, we record a provision for loan or lease losses following the allowance for loan loss framework. For more information on ACI loans accounted for under ASC 310-30, see Note 7 in our consolidated financial statements.
The following table presents a bridge from UPB, or contractual net investment, to carrying value for ACI loans accounted for under ASC 310-30 at December 31, 2013 and 2012:

Carrying Value of ACI Loans			Table 23
(dollars in thousands)	Residential	Commercial and Commercial Real Estate	Total
Under ASC 310-30
2013
UPB or contractual net investment	$696,222	$339,179	$1,035,401
Plus: contractual interest due or unearned income	578,945	101,297	680,242
Contractual cash flows due	1,275,167	440,476	1,715,643
Less: nonaccretable difference	522,589	39,208	561,797
Less: Allowance for loan losses	4,925	9,834	14,759
Expected cash flows	747,653	391,434	1,139,087
Less: accretable yield	101,183	59,663	160,846
Carrying value	$646,470	$331,771	$978,241
Carrying value as a percentage of UPB or contractual net investment	93%	98%	94%
2012
UPB or contractual net investment	$906,421	$527,472	$1,433,893
Plus: contractual interest due or unearned income	737,098	230,858	967,956
Contractual cash flows due	1,643,519	758,330	2,401,849
Less: nonaccretable difference	666,039	144,713	810,752
Less: Allowance for loan losses	5,175	16,789	21,964
Expected cash flows	972,305	596,828	1,569,133
Less: accretable yield	111,868	108,540	220,408
Carrying value	$860,437	$488,288	$1,348,725
Carrying value as a percentage of UPB or contractual net investment	95%	93%	94%
In our residential portfolio, no significant impairment charge was recognized for the year ended December 31, 2013. Within this portfolio, we also reclassified $20.0 million from nonaccretable difference to accretable yield due to increases in cash flow expectations on our government insured pool buyouts.
In our commercial and commercial real estate ACI portfolio, additional impairment of $1.2 million was recognized for the year ended December 31, 2013, while charge-offs against the allowance for loan loss over the same period totaled $8.1 million. Within this portfolio, we reclassified $17.1 million from nonaccretable difference to accretable yield due to increases in cash flow expectations driven by reduced probability of default on the commercial real estate portfolio acquired from BPL in 2012.

For non-ACI loans and lease financing receivables accounted for under ASC 310-20, we periodically monitor the accretable purchase discount and recognize an allowance for loan and lease loss if the discount is not sufficient to absorb incurred losses. The following table presents a bridge from UPB, or contractual net investment, to carrying value for non-ACI loans and lease financing receivables accounted for under ASC 310-20 at December 31, 2013 and 2012:

Recorded Investment of Non-ACI Loans and Leases					Table 24
(dollars in thousands)	Residential	Commercial and Commercial Real Estate	Lease Financing Receivables	Other	Total
Under ASC 310-20
2013
UPB or contractual net investment	$2,043,787	$1,939,755	$28,783	$23,338	$4,035,663
Less: net purchase discount	59,774	(20,084)	4,453	11,313	55,456
Recorded investment	$1,984,013	$1,959,839	$24,330	$12,025	$3,980,207
Recorded investment as a percentage of UPB or contractual net investment	97%	101%	85%	52%	99%
2012
UPB or contractual net investment	$3,069,948	$2,153,674	$93,042	$31,838	$5,348,502
Less: net purchase discount	89,595	(22,859)	17,841	12,468	97,045
Recorded investment	$2,980,353	$2,176,533	$75,201	$19,370	$5,251,457
Recorded investment as a percentage of UPB or contractual net investment	97%	101%	81%	61%	98%
Our residential non-ACI portfolio consists of loans we have strategically acquired over the years. During the year ended December 31, 2013, we recognized $6.5 million in related premiums as well as $35.9 million in discount accretion through interest income.
Our commercial non-ACI portfolio consists of certain loans acquired from Bank of Florida and BPL. Loans acquired from Bank of Florida consist of revolving lines of credit that do not fall within the scope of ASC 310-30 due to their revolving nature. Loans acquired from BPL consist of commercial real estate loans to small and mid-size business clients that did not have evidence of credit deterioration since origination at the time we purchased these loans. During the year ended December 31, 2013, we recognized $5.4 million in related premiums as well as $2.6 million in discount accretion through interest income.
Our lease financing receivables non-ACI portfolio consists of leases acquired from Tygris that did not have evidence of credit deterioration since origination when we purchased these leases.  The purchase discount related to this portfolio is considered to be the additional discount when comparing our carrying value to the contractual net investment of the leases as recorded by Tygris prior to our acquisition and represents additional yield in addition to the normal yield associated with these leases.  During the year ended December 31, 2013, we recognized $13.4 million in discount accretion through interest income.
Our other non-ACI portfolio consists of home equity lines and consumer loans acquired from Bank of Florida that either do not fall within the scope of ASC 310-30 due to their revolving nature or that did not have evidence of credit deterioration since origination at the time we purchased these loans. During the year ended December 31, 2013 there was no significant change in the amount of purchase discount.
Problem Loans and Leases
Loans and leases are placed on nonaccrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual, which is generally when the loan becomes 90 days past due, with the exception of government-insured loans and ACI loans. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is reversed from interest income, and interest income is recorded as collected.
For purposes of disclosure in the table below, we exclude government-insured pool buyout loans from our definition of non-performing loans and leases. We also exclude ACI loans from non-performing status because we expect to fully collect their new carrying value which reflects significant purchase discounts. If our expectation of reasonably estimable future cash flows deteriorates, these loans may be classified as nonaccrual loans and interest income will not be recognized until the timing and amount of future cash flows can be reasonably estimated.
Real estate we acquired as a result of foreclosure or by deed-in-lieu of foreclosure is classified as OREO until sold, and is carried at the balance of the loan at the time of foreclosure or at estimated fair value less estimated costs to sell, whichever is less.
In cases where a borrower experiences financial difficulties and we make certain concessionary modifications to contractual terms, the loan is classified as a TDR. Loans restructured with terms and at a rate equal to or greater than that of a new loan with comparable risk at the time the contract is modified are not considered to be impaired loans in calendar years subsequent to the restructuring.
During December 2013, we sold certain non-performing assets including commercial loans accounted for under ASC 310-30 with a net recorded investment totaling $33.9 million, commercial impaired loans with a net recorded investment totaling $43.8 million and other real estate owned totaling $24.2 million. In conjunction with the transfer, we reclassified the identified commercial loans from loans held for investment to loans held for sale recognizing additional provision for loan losses of $3.2 million and increasing the valuation allowance on the referenced other real estate owned by $1.0 million.

The following table sets forth the composition of our NPA, including nonaccrual, accruing loans and leases past due 90 or more days, TDR and OREO, as of the dates indicated. The balances of NPA reflect the net investment in such assets including deductions for purchase discounts.

Non-Performing Assets(1)					Table 25
	December 31,
(dollars in thousands)	2013	2012	2011	2010	2009
Non-accrual loans and leases:
Residential mortgages	$59,526	$73,752	$81,594	$53,719	$52,820
Commercial and commercial real estate	18,569	76,289	104,829	153,024	136,924
Lease financing receivables	4,527	2,010	2,385	3,755	—
Home equity lines	3,270	4,246	4,251	2,420	5,149
Consumer and credit card	18	332	419	920	58
Total non-accrual loans and leases	85,910	156,629	193,478	213,838	194,951
Accruing loans 90 days or more past due	—	—	6,673	1,754	1,362
Total non-performing loans (NPL)	85,910	156,629	200,151	215,592	196,313
Other real estate owned (OREO)	29,034	40,492	42,664	37,450	24,087
Total non-performing assets (NPA)	114,944	197,121	242,815	253,042	220,400
Troubled debt restructurings (TDR) less than 90 days past due	76,913	90,094	92,628	70,173	95,482
Total NPA and TDR(1)	$191,857	$287,215	$335,443	$323,215	$315,882
Total NPA and TDR	$191,857	$287,215	$335,443	$323,215	$315,882
Government-insured 90 days or more past due still accruing	1,039,541	1,729,877	1,570,787	553,341	589,842
Loans and leases accounted for under ASC 310-30:
90 days or more past due	10,083	79,984	149,743	195,425	—
OREO	—	16,528	19,456	19,166	—
Total regulatory NPA and TDR	$1,241,481	$2,113,604	$2,075,429	$1,091,147	$905,724

Adjusted credit quality ratios: (1)
NPL to total loans	0.61%	1.08%	2.18%	2.98%	3.67%
NPA to total assets	0.65%	1.08%	1.86%	2.11%	2.73%
NPA and TDR to total assets	1.09%	1.57%	2.57%	2.69%	3.92%
Credit quality ratios including government-insured loans and loans and leases accounted for under ASC 310-30:
NPL to total loans	8.12%	13.55%	20.95%	13.31%	14.68%
NPA to total assets	6.60%	11.09%	15.20%	8.50%	10.05%
NPA and TDR to total assets	7.04%	11.59%	15.91%	9.09%	11.24%

(1)
We define NPA as nonaccrual loans, accruing loans past due 90 days or more and foreclosed property. Our NPA calculation excludes government-insured pool buyout loans for which payment is insured by the government. We also exclude loans, leases and foreclosed property accounted for under ASC 310-30 because we expect to fully collect the carrying value of such loans, leases and foreclosed property.

Total NPA and TDR decreased by $95.4 million, or 33%, to $191.9 million at December 31, 2013 from $287.2 million at December 31, 2012. This decrease was comprised of a $70.7 million decrease in nonaccrual loans and leases, an $11.5 million decrease in OREO and a $13.2 million decrease in TDRs less than 90 days past due. The December 2013 sale of non-performing commercial assets discussed above contributed to these decreases with a $44.5 million decrease in nonaccrual loans and a $13.1 million decrease in OREO.
Total regulatory NPA and TDR decreased by $872.1 million, or 41%, to $1.2 billion at December 31, 2013 from $2.1 billion at December 31, 2012. This decrease was primarily driven by a $690.3 million decrease in governmental insured 90 days or more past due still accruing. Additionally, loans and leases accounted for under ASC 310-30 decreased by $69.9 million and OREO accounted for under ASC 310-30 decreased by $16.5 million. The December 2013 sale of non-performing commercial assets discussed above contributed to these decreases with a $44.5 million decrease in nonaccrual loans, a $31.6 million decrease in loans accounted for under ASC 310-30 and a $15.8 million decrease in OREO.
We use an asset risk classification system in compliance with guidelines established by the OCC Handbook as part of our efforts to monitor asset quality. In connection with examinations of insured institutions, examiners have the authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: “substandard,” “doubtful,” and “loss.” Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full questionable and there is a high probability of loss based on currently existing facts, conditions and values. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset is not warranted. Commercial loans with adverse classifications are reviewed by the commercial credit committee of our executive credit committee monthly.
In addition to the problem loans described above, as of December 31, 2013, we had special mention loans and leases totaling $46.0 million, which are not included in either the non-accrual or 90 days past due loan and lease categories but which, in our opinion, were subject to potential future rating downgrades. Special mention loans and leases decreased by $45.1 million, or 49%, to $46.0 million at December 31, 2013, from $91.0 million at December 31, 2012. Loans and leases rated as special mention totaled $46.0 million, or 0.3% of the total loan portfolio at December 31, 2013, including $12.1 million acquired from Bank of Florida and $22.1 million acquired in the BPL acquisition.
During 2013, $9.1 million of interest income would have been recognized in accordance with contractual terms had nonaccrual loans and TDRs been current. For these loans, $3.7 million was included in net interest income during 2013.
Analysis for the Allowance for Loan and Lease Losses
The following table allocates the allowance for loan and lease losses by category:

Allowance for Loan and Lease Losses										Table 26
	December 31,
	2013		2012		2011		2010		2009
(dollars in thousands)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Residential mortgages	$26,497	41.6%	$33,631	41.0%	$43,454	55.9%	$46,584	49.7%	$56,653	60.8%
Commercial and commercial real estate	29,987	47.1%	39,863	48.5%	28,209	36.3%	33,490	35.8%	26,576	28.5%
Lease financing receivables	4,273	6.7%	3,181	3.9%	3,766	4.8%	2,454	2.6%	—	—
Home equity lines	2,812	4.4%	5,265	6.4%	2,186	2.8%	10,907	11.6%	9,651	10.4%
Consumer and credit card	121	0.2%	162	0.2%	150	0.2%	254	0.3%	298	0.3%
	$63,690	100%	$82,102	100%	$77,765	100%	$93,689	100%	$93,178	100%
The ALLL represents our estimate of probable and reasonably estimable credit losses inherent in loans and leases held for investment as of the balance sheet date.
Our methodology for assessing the adequacy of the ALLL includes segmenting loans in the portfolio by product type. The portfolio includes risk characteristics related to each segment, such as loan type and guarantees, as well as borrower type and geographic location. For these measurements, we use assumptions and methodologies that are relevant to estimating the level of impairment and probable losses in the loan portfolio. To the extent the data supporting such assumptions has limitations, management’s judgment and experience play a key role in recording allowance estimates. Management must use judgment in establishing metrics and assumptions related to a modeling process. The models and assumptions used to determine the allowance are reviewed and validated to ensure theoretical foundation, integrity, computational accuracy and sound reporting practice.
Residential mortgages, lease financing receivables, home equity lines and consumer and credit cards each have distinguishing borrower needs and differing risks associated with each product type. Commercial and commercial real estate loans are further analyzed for the borrower’s ability and intent to repay and the value of the underlying collateral. The amount of impairment is based on an analysis of the most probable source of repayment, including the present value of the loan’s expected future cash flows, the estimated market value or the fair value of the underlying collateral. Interest income on impaired loans is accrued as earned, unless the loan is placed on non-accrual status.
Individual loans and leases considered to be uncollectible are charged off against the allowance. The amount and timing of charge-offs on loans and leases includes consideration of the loan or lease type, length of delinquency, insufficient collateral value, lien priority and the overall financial condition of the borrower. Collateral value is determined using updated appraisals and/or other market comparable information, such as Broker Price Opinions. Updated financial information on commercial and commercial real estate loans is also obtained from the borrower at least annually, or more frequently if the loan becomes delinquent. Charge-offs are generally taken on loans once the impairment is determined to be other-than-temporary. Recoveries on loans previously charged off are added to the allowance. Net charge-offs to average loans held for investment for the years ended December 31, 2013, 2012, 2011, 2010, and 2009 were 0.21%, 0.31%, 1.02%, 1.46%, and 1.35%, respectively.
The ALLL totaled $63.7 million at December 31, 2013, a decrease of $18.4 million from December 31, 2012 primarily due to improved credit quality associated with the commercial and commercial real estate portfolios as well as the home equity lines and residential mortgage portfolio. The ALLL totaled $82.1 million at December 31, 2012, an increase of $4.3 million from December 31, 2011 primarily due to growth in our commercial and commercial real estate portfolios. The ALLL totaled $77.8 million at December 31, 2011, a decrease of $15.9 million from December 31, 2010, primarily due to lower provision expense as a function of decreased gross charge offs for commercial and commercial real estate portfolios partially offset by an increase in gross charge offs in residential portfolios.
Factors considered in the calculation of the allowance for loan and lease losses not accounted for under ASC 310-30 include several quantitative and qualitative factors such as historical loss experience, trends in delinquency, changes in portfolio composition and underwriting standards, concentrations, experience and ability of management, and general economic trends along with other external factors. We analyze the loan portfolio at least quarterly to assess the overall level of the ALLL and non-accretable discounts. We also rely on internal and external loan review procedures to further assess individual loans and loan pools, and economic data for overall industry and geographic trends.

The tables below set forth the calculation of the ALLL based on the method for determining the allowance.

Analysis for Loan and Lease Losses						Table 27
	December 31, 2013			December 31, 2012
(dollars in thousands)	Excluding ACI Loans	ACI Loans	Total	Excluding ACI Loans	ACI Loans	Total
Residential mortgages	$21,572	$4,925	$26,497	$28,456	$5,175	$33,631
Commercial and commercial real estate	20,153	9,834	29,987	23,074	16,789	39,863
Lease financing receivables	4,273	—	4,273	3,181	—	3,181
Home equity lines	2,812	—	2,812	5,265	—	5,265
Consumer and credit card	121	—	121	162	—	162
Total ALLL	$48,931	$14,759	$63,690	$60,138	$21,964	$82,102
ALLL as a percentage of loans and leases held for investment	0.40%	1.49%	0.48%	0.54%	1.60%	0.66%

Residential mortgages	$6,393,348	$651,395	$7,044,743	$5,843,136	$865,612	$6,708,748
Commercial and commercial real estate	4,471,365	341,605	4,812,970	4,266,691	505,077	4,771,768
Lease financing receivables	1,237,941	—	1,237,941	836,935	—	836,935
Home equity lines	151,916	—	151,916	179,600	—	179,600
Consumer and credit card	5,154	—	5,154	8,038	—	8,038
Total loans and leases held for investment	$12,259,724	$993,000	$13,252,724	$11,134,400	$1,370,689	$12,505,089
The recorded investment in loans and leases held for investment, excluding ACI loans, increased by $1.1 billion, or 10%, to $12.3 billion at December 31, 2013 from $11.1 billion at December 31, 2012. The growth is primarily attributable to new originations and strategic acquisitions of residential mortgages.
Residential
The recorded investment in residential mortgages, excluding ACI loans, increased by $550.2 million, or 9%, to $6.4 billion at December 31, 2013, from $5.8 billion at December 31, 2012. The ALLL for residential mortgages, excluding ACI loans, decreased by $6.9 million, or 24%, to $21.6 million at December 31, 2013, from $28.5 million at December 31, 2012 as a result of the continued performance of our high credit quality residential mortgage portfolio. Charge-off activity for residential mortgages decreased 19% to $15.6 million for the year ended December 31, 2013 from $19.2 million for year ended December 31, 2012. Loan performance and historical loss rates are analyzed using the prior 12 months delinquency rates and actual charge-offs.
Commercial and Commercial Real Estate
The recorded investment for commercial and commercial real estate, excluding ACI loans, increased by $204.7 million, or 5%, to $4.5 billion at December 31, 2013, from $4.3 billion at December 31, 2012. The increase is due to the organic growth in our commercial and commercial real estate portfolio during the year ended December 31, 2013.
The ALLL for commercial and commercial real estate, excluding ACI loans, decreased by 13%, to $20.2 million at December 31, 2013, from $23.1 million at December 31, 2012. The reserve on loans collectively evaluated for impairment increased by 14%, to $19.9 million at December 31, 2013, from $17.5 million at December 31, 2012. The reserves on loans individually evaluated for impairment decreased by 96% to $0.2 million at December 31, 2013, from $5.6 million at December 31, 2012. The outstanding balance of loans individually evaluated for impairment decreased by 75% from December 31, 2012 to December 31, 2013 as the result of the sale of nonperforming loans and assets disclosed at Note 8.  The ALLL as a percentage of loans and leases held for investment for commercial and commercial real estate, excluding ACI loans, remained static at 0.5% as of December 31, 2013 compared with 0.5% at December 31, 2012. This consistency in coverage ratio is reflective of continued diligence in ensuring that newly originated loans adhere to higher underwriting standards than in previous periods.
For commercial and commercial real estate loans, the most significant historical loss factors include credit quality and charge-off activity. The loss factors used in our allowance calculation have remained consistent over the periods presented.  Charge-off activity is analyzed using a 15 quarter time period to determine loss rates consistent with loan segments used in recording the allowance estimate. During periods of more consistent and stable performance, this period is considered the most relevant starting point for analyzing the reserve.  During periods of significant volatility and severe loss experience, a shortened period may be used which is more reflective of expected future losses. At December 31, 2013, three segments that are included in commercial and commercial real estate loans used shortened historical loss periods of 12, 8 and 4 quarters as compared with of 8, 7 and 5 quarters used at December 31, 2012. The difference is due to additional loan history that is more indicative of future expected losses. Charge-off activity for commercial and commercial real estate increased by 50% to $12.9 million for the year ended December 31, 2013, from $8.6 million for the year ended December 31, 2012. Loan delinquency is one of the leading indicators of credit quality. As of December 31, 2013, 0.1% of the recorded investment in commercial and commercial real estate was past due as compared to 1.8% as of December 31, 2012.

The following table provides an analysis of the ALLL, provision for loan and lease losses and net charge-offs for the years ended December 31, 2013, 2012, 2011, 2010, and 2009:

Allowance for Loan and Lease Losses Activity					Table 28
	Year Ended December 31,
(dollars in thousands)	2013	2012	2011	2010	2009
ALLL, beginning of period	$82,102	$77,765	$93,689	$93,178	$32,653
Charge-offs:
Residential mortgages	15,575	19,226	36,664	19,730	8,351
Commercial and commercial real estate	12,917	8,597	19,446	46,168	47,930
Lease financing receivables	3,651	3,671	5,371	6,050	—
Home equity lines	1,816	3,295	5,806	7,540	5,219
Consumer and credit card	69	163	193	610	156
Total charge-offs	34,028	34,952	67,480	80,098	61,656
Recoveries:
Residential mortgages	1,696	650	46	267	244
Commercial and commercial real estate	4,786	6,056	2,028	598	6
Lease financing receivables	604	275	116	2	—
Home equity lines	513	248	24	187	17
Consumer and credit card	76	61	35	214	2
Total recoveries	7,675	7,290	2,249	1,268	269
Net charge-offs	26,353	27,662	65,231	78,830	61,387
Provision for loan and lease losses	12,038	31,999	49,704	79,341	121,912
Other	(4,097)	—	(397)	—	—
ALLL, end of period	$63,690	$82,102	$77,765	$93,689	$93,178
Net charge-offs to average loans and leases held for investment	0.21%	0.31%	1.02%	1.46%	1.35%
Net charge-offs for the year ended December 31, 2013 totaled $26.4 million, down $1.3 million over the year ended December 31, 2012. Net charge-offs for 2012 totaled $27.7 million, down $37.6 million from 2011. These decreases in net charge-offs are primarily a result of stabilizing property values of the commercial real estate portfolio. Net charge-offs for 2011 totaled $65.2 million, down $13.6 million over 2010. Net charge-offs increased from $61.4 million in 2009 to $78.8 million in 2010. Residential mortgage net charge-offs for the year ended December 31, 2013 totaled $13.9 million. Residential mortgage net charge-offs for 2012 totaled $18.6 million. Residential mortgages experienced increasing levels of net charge-offs from 2009 to 2011, growing from $8.1 million to $36.6 million, respectively. Subsequent to this period of increasing net charge-offs, which peaked in 2011, net chargeoffs have declined over the subsequent two years with net charge-offs totaling $13.9 million for the year ended December 31, 2013.
Loans Subject to Representations and Warranties
We originate residential mortgage loans, primarily first-lien home loans, through our direct and correspondent channels with the intent of selling a substantial majority of them in the secondary mortgage market. We sell and securitize conventional conforming and federally insured single-family residential mortgage loans predominantly to GSEs, such as FNMA and Freddie Mac (FHLMC). A majority of the loans sold to non-GSEs were agency deliverable product that were eventually sold by large aggregators of agency product who securitized and sold the loans to the agencies. We also sell residential mortgage loans that do not meet criteria for loan sales to GSEs (nonconforming mortgage loans), to private non-GSE purchasers through whole loan sales and securitizations.
Although we structure all of our loan sales as non-recourse sales, the underlying sale agreements require us to make certain market standard representations and warranties at the time of sale, which may vary from agreement to agreement. Such representations and warranties typically include those made regarding the existence and sufficiency of file documentation, credit information, compliance with underwriting guidelines and the absence of fraud by borrowers or other third parties such as appraisers in connection with obtaining the loan. We have exposure to potential loss because, among other things, the representations and warranties we provide purchasers typically survive for the life of the loan.
Beginning in 2009, higher loan delinquencies, resulting from deterioration in overall economic conditions and trends, particularly those impacting the residential housing sector, caused investors to carefully examine and re-underwrite credit files for those loans in default to determine if here had been a breach of a representation or a warranty in the sale agreement. Investors have most often cited income and employment misrepresentations as the grounds for us to repurchase loans.
Upon receipt of a repurchase demand from an investor, we review the allegations and re-underwrite the loan. We also verify any third-party information included as support for the repurchase demand. In certain cases, we may request the investor to provide additional information to assist us in our determination whether to repurchase the loan.
Upon completion of our own internal investigation as to the validity of a repurchase claim, our findings are discussed by senior management and subject-matter experts as part of our loan repurchase subcommittee. If the subcommittee determines that we are obligated to repurchase a loan, such recommendation is presented to executive management for review and approval.

If it is determined that the loans sold are (1) with respect to the GSEs, in breach of these representations or warranties, or (2) with respect to non-GSE purchasers, in material breach of these representations and warranties, we generally have an obligation to either: (a) repurchase the loan for the UPB, accrued interest and related advances, which we refer to collectively as the Repurchase Price, (b) indemnify the purchaser or (c) make the purchaser whole for the economic benefits of the loan. Our obligations vary based upon the nature of the repurchase demand and the current status of the mortgage loan. For example, if an investor has already liquidated the mortgage loan, the investor no longer has a mortgage asset that we could repurchase.
Of the three courses of action described above, a loan repurchase is the only remedy where we will place the loan asset that is the subject of the repurchase demand on our balance sheet. In the case of indemnification, the investor still owns the loan asset and we indemnify the investor for losses incurred resulting from our breach of a representation and warranty. In the case of a make-whole payment, the investor or subsequent purchaser of a loan asset has liquidated the loan and there is no loan asset for us to repurchase. We are simply obligated to make the investor whole for losses incurred between the initial purchase price and the liquidation price, and related costs.
At the time we repurchase a loan, we determine whether to hold the loan for sale or for investment. If the loan is sellable on the secondary market, we may elect to do so. If the loan is not sellable on the secondary market or there are other reasons why we would elect to retain the loan, we will service the asset to minimize our losses. This may include, depending on the status of the loan at the time of repurchase, modifying the loan, or foreclosure on the loan and subsequent liquidation of the mortgage property.
When we sell residential mortgage loans on the secondary mortgage market, our repurchase obligations are typically not limited to any specific period of time. Rather, the contractual representations and warranties we make on these loans survive indefinitely for the life of the loan.
We also have a limited repurchase exposure for early payment defaults (EPD) which are typically triggered if a borrower does not make the first several payments due after the mortgage loan has been sold to an investor. Certain of our private investors that have agreed to waive EPD provisions for conventional conforming and federally insured single-family residential mortgage loans and certain jumbo loan products.  However, we are subject to EPD provisions and prepayment protection provisions on non-conforming jumbo loan products and community reinvestment loans.  Total non-conforming UPB sold subject to prepayment and default protection was $1.6 billion at December 31, 2013.  Total originations of community reinvestment loans sold under the State of Florida housing program was minimal.
As of December 31, 2013, we had 340 active repurchase requests. We have summarized the activity for the years ended December 31, 2013, 2012, and 2011 below regarding repurchase requests received, requests successfully defended, and loans that we repurchased or for which we indemnified investors or made investors whole with the corresponding origination years:

Loan Repurchase Activity (2)			Table 29

	2013	2012	2011
Agency	144	121	176
Agency Aggregators / Non-GSE (1)	256	316	316
Repurchase requests received	400	437	492
Agency	75	92	111
Agency Aggregators / Non-GSE (1)	148	177	163
Requests successfully defended	223	269	274
Agency	27	53	51
Agency Aggregators / Non-GSE (1)	76	112	81
Loans repurchased, indemnified or made whole	103	165	132
Agency	$2,315	$4,766	$3,202
Agency Aggregators / Non-GSE (1)	6,668	12,867	9,240
Net realized losses on loan repurchases	$8,983	$17,633	$12,442
Years of origination of loans repurchased	2000 - 2013	2000-2012	2001-2011

(1)	Includes a majority of agency deliverable products that were sold to large aggregators of agency product who securitized and sold the loans to the agencies.

(2)	In 2012, we updated our methodology for calculating the categories above. As a result, historical periods have been updated to provide comparable information.

We have summarized repurchase statistics by vintage below:

Summary Statistics by Vintage				Table 30
Losses to date	2004-2005	2006-2009	2010-2013	Total
(dollars in thousands)
Total sold UPB	$11,334,198	$18,997,792	$28,443,890	$58,775,880
Request rate	0.41%	1.82%	0.24%	0.81%
Requests received	212	1,612	302	2,126

Pending requests	38	263	34	335
Resolved requests	174	1,349	268	1,791
Repurchase rate	41%	40%	21%	37%

Loans repurchased	72	540	57	669
Average loan size	$222	$215	$229	$223
Loss severity	12%	47%	9%	38%

Losses realized	$1,912	$54,296	$1,111	$57,319
Losses realized (bps)	1.7	28.6	0.4	9.8

(1)	Request rate is calculated as the number of requests received to date, compared to the total number of loans sold for the period.
The most common reasons for loan repurchases and make-whole payments relate to missing documentation, program violation, and claimed misrepresentations related to falsified employment documents and/or verifications, occupancy, credit and/or stated income. Additionally, in the same time period we received requests to repurchase or make whole loans because they did not meet the specified investor guidelines. Repurchase demands relating to early payment defaults, or EPDs, generally surface sooner, typically within six (6) months of selling the loan to an investor. Historically, we have sold loans servicing released, therefore the lack of servicing statistics and status of the loans sold is not known. As such, there is additional uncertainty surrounding the reserves for repurchase obligations for loans sold or securitized.
Along with the contingent obligation associated with representations and warranties noted above, the Company also has a noncontingent obligation to stand ready to perform over the term of the representation and warranties. A liability is established when the obligation is both probable and reasonably estimable and is recognized as a reduction on net gains on loan sales and securitizations. When calculating the reserve associated with this noncontingent obligation, we estimate the probable losses inherent in the population of all loans sold based on trends in repurchase requests and actual loss severities experienced.
The following is a rollforward of our reserves for repurchase losses for the years ended December 31, 2013, 2012 and 2011:

Reserves for Loans Sold or Securitized			Table 31
(dollars in thousands)	2013	2012	2011
Balance, beginning of period	$27,000	$32,000	$26,798
Provision for new sales/securitizations	3,759	756	877
Provision for changes in estimate of existing reserves	(1,551)	11,877	16,767
Net realized losses on repurchases	(8,983)	(17,633)	(12,442)
Balance, end of period	$20,225	$27,000	$32,000

Quarters of coverage ratio(1)	9	6	10

(1)	Quarters of coverage ratio is calculated as the current reserve for repurchases divided by the average realized losses over the previous four quarters.
The liability for repurchase losses was $20.2 million as of December 31, 2013, compared to $27.0 million as of December 31, 2012. The decrease in the liability since December 31, 2012 is primarily due to the continued run-off of losses that were estimated in the prior periods partially offset by the provisioning for new sales and securitizations as well as changes in estimates due to increased information and clarity into the repurchase loan pipeline. The liability has decreased due to the amount of incoming repurchase requests declining from $100.5 million for the year ended December 31, 2012, of which $66.3 million relate to vintage book years 2007 - 2009, to $91.8 million for the year ended December 31, 2013, of which $45.9 million relate to vintage book years 2007 - 2009. The liability was further impacted by a decrease to provision expense from $2.2 million for the year ended December 31, 2013 compared to $12.6 million for the year ended December 31, 2012 due to stabilization of property values over the last 12 months compared to the same period in 2012. The liability increased significantly during the year ended December 31, 2011 primarily due to provision expense of $17.6 million recognized as a result of increased repurchase request activity and outstanding repurchase demands.
Our quarters of coverage ratio showed approximately 9 quarters of coverage given our current reserve levels at December 31, 2013. Until 2009, we sold a majority of our loans servicing released and as a result, we have less visibility into the current delinquency status of these populations of loans and thus the elevated coverage ratio. Unlike reserves for loans we service where we have insight into the current delinquency status of the population, the calculated repurchase reserve is based on historical repurchase trends.

We performed a sensitivity analysis on our loan repurchase reserve by varying the foreclosure rate, repurchase rate, frequency and severity assumptions independently for each loan sale vintage year. By increasing the these assumptions by 20%, the reserve balance as of December 31, 2013 would have increased by 28% from the baseline. Conversely, by decreasing these assumptions by 20%, the reserve balance as of December 31, 2013 would have decreased by 22%. Based upon qualitative and quantitative factors, including the number of pending repurchase requests, rescission rates and trends in loss severities, we may make adjustments to the base reserve balance to incorporate recent, known trends.
The sensitivity analysis for the loan repurchase reserve as of December 31, 2013 is as follows:

Sensitivity of Repurchase Reserve					Table 32
	Frequency and Severity
(dollars in thousands)	Up 20%	Up 10%	Base	Down 10%	Down 20%
Reserve for originated loan repurchases	$25,917	$23,008	$20,225	$18,010	$15,862
Loan Servicing
When we service residential mortgage loans where FNMA or FHLMC is the owner of the underlying mortgage loan asset, we are subject to potential repurchase risk for: (1) breaches of loan level representations and warranties even though we may not have originated the mortgage loan; and (2) failure to service such loans in accordance with the applicable GSE servicing guide. If a loan purchased or securitized by FNMA or FHLMC is in breach of an origination representation and warranty, such GSE may look to the loan servicer for repurchase. If we are obligated to repurchase a loan from either FNMA or FHLMC, we seek indemnification from the counterparty that sold us the MSR, if the counterparty is a third party, which presents potential counterparty risk if such party is unable or unwilling to satisfy its indemnification obligations.
Total acquired UPB for counterparties unable or unwilling to satisfy their indemnification obligations subject to repurchase risk was $6.3 billion at December 31, 2013. At December 31, 2013, we were actively servicing $1.3 billion of remaining UPB. During 2013, no new counterparties were identified that were unwilling or unable to satisfy their indemnification obligations.
The following is a rollforward of our reserves for servicing repurchase losses related to these counterparties for the years ended December 31, 2013, 2012, and 2011 :

Reserves for Repurchase Obligations for Loans Serviced			Table 33
(dollars in thousands)	2013	2012	2011
Balance, beginning of period	$26,026	$30,364	$30,000
Provision for changes in estimate of existing reserves	9,400	10,457	18,586
Net realized losses on repurchases	(11,758)	(14,795)	(18,222)
Balance, end of period	$23,668	$26,026	$30,364

Quarters of coverage ratio (1)	8	7	7
(1) Quarters of coverage ratio is calculated as the current reserve for repurchases divided by the average realized losses over the previous four quarters.
We performed a sensitivity analysis on our loan servicing repurchase reserve by varying the frequency and severity assumptions. By increasing the frequency and severity 20%, the reserve balance as of December 31, 2013 would have increased by 41% from the baseline. Conversely, by decreasing the frequency and the severity by 20%, the reserve balance as of December 31, 2013 would have decreased by 37%. Based upon qualitative and quantitative factors, including the number of pending repurchase requests, rescission rates and trends in loss severities, management may make adjustments to the base reserve balance to incorporate recent, observable trends.
The following is a sensitivity analysis as of December 31, 2013 of our reserve related to our estimated servicing repurchase losses based on ASC Topic 460, Guarantees:

Sensitivity of Servicing Repurchase Losses					Table 34
	Frequency and Severity
(dollars in thousands)	Up 20%	Up 10%	Base	Down 10%	Down 20%
Reserve for servicing repurchase losses	$33,298	$27,980	$23,668	$18,730	$14,799
Loans in Foreclosure
Losses can arise from certain government agency agreements which limit the agency’s repayment guarantees on foreclosed loans, resulting in certain minimal foreclosure costs being borne by servicers. In particular, government insured loans serviced under GNMA guidelines require servicers to fund any foreclosure claims not otherwise covered by insurance claim funds of the U.S. Department of Housing and Urban Development and/or the U.S. Department of Veterans Affairs.
Other than foreclosure-related costs associated with servicing government insured loans, we have not entered into any servicing agreements that require us as servicer to cover foreclosure-related costs.
Funding Sources
Deposits obtained from clients are our primary source of funds for use in lending, acquisitions and other business purposes. We generate deposit client relationships through our consumer direct, financial center and financial intermediary distribution channels. The consumer direct channel includes: internet, email, telephone and mobile device access to product and client support offerings. Our differentiated products, integrated online financial portal and value-added account features deepen our interactions and relationships with our clients resulting in high retention rates. Other funding sources include short-term and long-term borrowings and shareholders’ equity. Borrowings have become an important funding source as we have grown.
Deposits
The following table shows the distribution of our deposits by type of deposit at the dates indicated:

Deposits by Category								Table 35
	December 31,
	2013			2012			2011
(dollars in thousands)	Actual Balance	Average Balance	Rate	Actual Balance	Average Balance	Rate	Actual Balance	Average Balance	Rate
Noninterest-bearing demand	$1,076,631	$1,413,108	0.00%	$1,445,783	$1,500,925	0.00%	$1,234,615	$1,123,830	0.00%
Interest-bearing demand	3,006,401	2,970,596	0.70%	2,681,769	2,267,069	0.75%	2,124,306	2,052,353	0.89%
Market-based money market accounts	413,137	420,919	0.69%	439,399	437,328	0.76%	455,204	451,740	0.93%
Savings and money market accounts, excluding market-based	5,110,992	5,019,352	0.70%	4,451,843	4,056,511	0.77%	3,759,045	3,682,067	0.91%
Market-based time	597,858	661,640	0.79%	736,612	833,707	0.94%	901,053	947,133	0.94%
Time, excluding market-based	3,056,321	3,298,679	1.14%	3,386,982	2,315,432	1.27%	1,791,540	1,770,342	1.81%
	$13,261,340			$13,142,388			$10,265,763
The following table shows scheduled maturities of certificates of deposit with denominations greater than or equal to $100,000:

Deposit Maturity	Table 36
(dollars in thousands)	December 31, 2013
3 months or less	$485,649
3 through 6 months	213,568
6 through 12 months	233,995
12 through 24 months	310,229
24 through 36 months	183,134
Over 36 months	204,578
Total certificates of deposit with denominations greater than or equal to $100,000	$1,631,153
Our major source of funds and liquidity is our deposit base, which provides funding for our investment securities, loan and lease portfolios. We carefully manage our interest paid on deposits to control the level of interest expense we incur. The mix and type of interest-bearing and noninterest-bearing deposits in our deposit base changes due to our funding needs, marketing activities and market conditions.
Total deposits increased by $0.1 billion to $13.3 billion at December 31, 2013 from $13.1 billion at December 31, 2012. As a result of decreased advertising and marketing spending, deposit growth slowed during 2013 by design to match decreased asset funding requirements. During the year ended December 31, 2013, noninterest-bearing deposits decreased by $0.4 billion to $1.1 billion, primarily due to decreases in our escrow deposits and business accounts. Interest-bearing deposits increased by $0.5 billion to $12.2 billion at December 31, 2013 from $11.7 billion at December 31, 2012. This increase in interest-bearing deposits is primarily due to growth in savings and money market accounts and interest-bearing demand accounts. This increase was partially offset by a decrease in time deposits.
Total deposits increased by $2.9 billion to $13.1 billion at December 31, 2012 from $10.3 billion at December 31, 2011. The increase in deposits was a result of increased marketing initiatives we executed during 2012 as part of our growth plan. Noninterest-bearing deposits increased by $0.2 billion to $1.4 billion at December 31, 2012 from $1.2 billion at December 31, 2011, primarily due to an increase in our business accounts and escrow deposits. Interest-bearing deposits increased by $2.7 billion to $11.7 billion at December 31, 2012 from $9.0 billion at December 31, 2011 . The increase in interest-bearing deposits was due to growth in time deposits, savings and money market accounts.
FHLB Borrowings
In addition to deposits, we use borrowings from the FHLB as a source of funds to meet the daily liquidity needs of our clients and fund growth in earning assets. Our FHLB borrowings decreased by $0.7 billion, or 22%, to $2.4 billion at December 31, 2013 from $3.0 billion at December 31, 2012. This decrease in FHLB borrowings is primarily attributable to a decline in short-term assets including warehouse loans held for sale and an increase in deposits partially offset by an increase in longer duration loans held for investment. Our FHLB borrowings increased by $1.8 billion, to $3.0 billion at December 31, 2012 from $1.2 billion at December 31, 2011. The increased borrowings during 2012 were used to fund a portion of our asset growth throughout the year and in preparation for the BPL acquisition. Additionally, during 2012 we used wholesale funding in order to take advantage of historically low fixed borrowing rates. See "Liquidity Management" for information on remaining borrowing capacity.

The following table provides a summary of our FHLB advances at December 31, 2013, 2012 and 2011:

FHLB Borrowings Outstanding				Table 37
	Weighted-Average Maturity (4)	2013	2012	2011
(dollars in thousands)	(in years)
Fixed-rate advances with a weighted-average interest rate of 1.60%, 2.05%, and 2.45%, respectively(1)	3.74	$2,353,000	$2,412,858	$846,786
Convertible advances with a weighted-average fixed rate of 0.00%, 4.24%, and 4.42%, respectively(2)	—	—	17,000	44,000
Overnight advances with a weighted-average floating interest rate of 0.00%, 0.36%, and 0.36%, respectively(3)	—	—	600,500	345,500
		$2,353,000	$3,030,358	$1,236,286

(1)	Interest is payable either monthly or quarterly.

(2)	Convertible advances are callable quarterly by FHLB; interest is payable on call dates.

(3)	Overnight advance rates are adjusted daily by FHLB.

(4)	Weighted-average maturity is calculated as of December 31, 2013.
The table below summarizes the average outstanding balance of our FHLB advances, the weighted average interest rate, and the maximum amount of borrowings in each category outstanding at any month-end during the years ended December 31, 2013, 2012 and 2011, respectively.

FHLB Borrowings			Table 38
(dollars in thousands)	2013	2012	2011
Fixed-rate advances:
Average daily balance	$2,304,691	$1,639,703	$688,091
Weighted-average interest rate	1.98%	1.93%	3.43%
Maximum month-end amount	$2,642,700	$2,412,858	$846,786
Convertible advances:
Average daily balance	$7,452	$27,503	$44,000
Weighted-average interest rate	4.24%	4.38%	4.42%
Maximum month-end amount	$17,000	$44,000	$44,000
Overnight advances:
Average daily balance	$33,890	$235,260	$60,344
Weighted-average interest rate	0.39%	0.40%	0.36%
Maximum month-end amount	$200,500	$840,500	$410,000
During September 2013, the Company early extinguished FHLB advances with a principal balance of $770.0 million. The consideration paid for the early extinguishment was $734.0 million representing the net settlement of the advance balances. The resulting gain of $36.0 million recognized upon extinguishment was recorded in other noninterest income in the consolidated statements of income. As a result of the extinguishment, the forecasted transactions related to the interest payments associated with this debt were no longer expected to occur which resulted in the reclassification of $31.0 million previously recorded in accumulated other comprehensive income to other noninterest income.
In early October 2013, the Company settled an additional FHLB advance with a principal balance of $104.0 million that was agreed to be extinguished effective September 30, 2013. The consideration paid for this early extinguishment was $93.6 million representing the net settlement of the advance balance. The resulting gain of $10.4 million realized upon extinguishment was recorded in other noninterest income in the consolidated statements of income.
Repurchase Agreements
The following table provides a summary of our repurchase agreements at December 31, 2013 and 2012:

Repurchase Agreements Outstanding		Table 39
(dollars in thousands)	2013	2012
Repurchase agreements with a weighted-average interest rate of 0.00% and 1.67%, respectively	$—	$142,322
Weighted-average maturity (in years)	—	0.046

The table below summarizes the average outstanding balance of our repurchase agreements, the weighted average interest rate, and the maximum amount of repurchase agreements at any month-end during the years ended December 31, 2013 and 2012.

Repurchase Agreements		Table 40
(dollars in thousands)	2013	2012
Repurchase agreements:
Average daily balance	$13,945	$125,509
Weighted-average interest rate	1.94%	1.89%
Maximum month-end amount	$20,000	$504,565
Trust Preferred Securities
Our outstanding trust preferred securities totaled $103.8 million at December 31, 2013 and December 31, 2012.
Liquidity Management
Liquidity refers to the measure of our ability to meet the cash flow requirements of depositors and borrowers, while at the same time meeting our operating, capital and strategic cash flow needs. We continuously monitor our liquidity position to ensure that assets and liabilities are managed in a manner that will meet all short-term and long-term cash requirements.
Funds invested in short-term marketable instruments, the continuous maturing of other interest-earning assets, cash flows from self-liquidating investments such as mortgage-backed securities, the possible sale of available for sale securities, and the ability to securitize certain types of loans provide sources of liquidity from an asset perspective. The liability base provides sources of liquidity through issuance of deposits and borrowed funds. In addition, raises of equity capital provide us with a source of liquidity. To manage fluctuations in short-term funding needs, we utilize borrowings under lines of credit with other financial institutions, such as the FHLB, securities sold under agreements to repurchase, federal fund lines of credit with correspondent banks, and, for contingent purposes, the Federal Reserve Bank discount window. We also have access to term advances with the FHLB, as well as brokered certificates of deposits, for longer term liquidity needs. We believe our sources of liquidity are sufficient to meet our cash flow needs for the foreseeable future.
We continued to maintain a strong liquidity position during 2013. Cash and cash equivalents were $0.8 billion, available for sale investment securities were $1.1 billion, and total deposits were $13.3 billion as of December 31, 2013.
As of December 31, 2013, we had a $4.6 billion line of credit with the FHLB, of which $2.4 billion was utilized. Based on asset size, the maximum potential line available with the FHLB was $6.2 billion at December 31, 2013, assuming eligible collateral to pledge. As of December 31, 2013, we pledged collateral with the FRB that provided $53.5 million of borrowing capacity at the discount window but did not have any borrowings outstanding. The maximum potential borrowing at the FRB is limited only by eligible collateral.
At December 31, 2013, our availability under Promontory Interfinancial Network, LLC’s CDARS® One-Way BuySM deposits was $2.6 billion with $64.7 million in outstanding balances. Although our availability under Promontory Interfinancial Network, LLC’s CDARS® One-Way BuySM deposits was $2.6 billion at December 31, 2013, funding from this source is also limited by the overall network volume of CDARS One-Way Buy deposits available in the marketplace. Our treasury function views $500 million as the practical maximum availability for this type of funding. As of December 31, 2013, our availability under federal funds commitments was $40.0 million with no outstanding borrowings.
We continue to evaluate the ultimate impact of the implementation of the new capital and liquidity standards under the Basel III Capital Rules and the Dodd-Frank Act on the Company's liquidity management functions. See also the discussion under "Business--Recent Regulatory Developments" and “Risk Factors-Regulatory and Legal Risk Factors.”
Capital Management
Management, and our Board of Directors, regularly reviews our capital position to help ensure it is appropriately positioned under various operating and market environments.
2013 Capital Actions
On January 24, 2014, the Company's Board of Directors declared a quarterly cash dividend of $0.03 per common share, payable on February 22, 2014, to stockholders of record as of February 11, 2014. Also on January 24, 2014, the Company's Board of Directors declared a quarterly cash dividend of $421.875, payable on April 7, 2014, for each share of 6.75% Series A Non-Cumulative Perpetual Preferred Stock held as of March 21, 2014.
On October 22, 2013, the Company's Board of Directors declared a quarterly cash dividend of $0.03 per common share, payable on November 22, 2013, to stockholders of record as of November 12, 2013. Also on October 22, 2013, the Company's Board of Directors declared a quarterly cash dividend of $421.875, payable on January 6, 2014, for each share of 6.75% Series A Non-Cumulative Perpetual Preferred Stock held as of December 20, 2013.
On July 23, 2013, the Company's Board of Directors declared a quarterly cash dividend of $0.03 per common share, payable on August 23, 2013, to stockholders of record as of August 12, 2013. Also on July 23, 2013, the Company's Board of Directors declared a quarterly cash dividend of $421.875, payable on October 5, 2013, for each share of 6.75% Series A Non-Cumulative Perpetual Preferred Stock held as of September 20, 2013.
On April 23, 2013, the Company's Board of Directors declared a quarterly cash dividend of $0.02 per common share, which was paid on May 21, 2013, to stockholders of record as of May 9, 2013. Also on April 23, 2013, the Company's Board of Directors declared a quarterly cash dividend of $421.875, which was paid on July 5, 2013, for each share of 6.75% Series A Non-Cumulative Perpetual Preferred Stock held as of June 20, 2013.
Capital Ratios
As a savings and loan holding company, we are not currently subject to specific statutory capital requirements. However, we are required to serve as a source of strength for EverBank and must have the ability to provide financial assistance if EverBank experiences financial distress.
As a result of recent regulatory requirements pursuant to the Dodd-Frank Act and Basel III, we will be subject to increasingly stringent regulatory capital requirements. For a discussion of the regulatory capital requirements please see "Regulatory Changes" under Key Factors Affecting our Business and Financial Statements above.
At December 31, 2013, EverBank exceeded all regulatory capital requirements and was considered to be “well-capitalized” with a Tier 1 leverage ratio of 9.0% and a total risk-based capital ratio of 14.3%. Management believes, at December 31, 2013, that we and EverBank would meet all capital adequacy requirements under the Basel III Capital Rules on a fully phased-in basis if such requirements were currently effective.
The table below shows regulatory capital and risk-weighted assets for EB at December 31, 2013 and December 31, 2012:

Regulatory Capital (bank level)		Table 41
(dollars in thousands)		December 31, 2013	December 31, 2012
Shareholders’ equity		$1,662,164	$1,518,934
Less:	Goodwill and other intangibles	(51,072)	(54,780)
	Disallowed servicing asset	(20,469)	(32,378)
	Disallowed deferred tax asset	(63,749)	(67,296)
Add:	Accumulated losses on securities and cash flow hedges	50,608	83,477
Tier 1 Capital		1,577,482	1,447,957
Add:	Allowance for loan and lease losses	63,690	82,102
Total regulatory capital		$1,641,172	$1,530,059
Adjusted total assets		$17,554,236	$18,141,856
Risk-weighted assets		11,467,411	11,339,415
The regulatory capital ratios for EverBank, along with the capital amounts and ratios for the minimum OCC requirement and the framework for prompt corrective action are as follows:

Regulatory Capital Ratios (bank level)			Table 42
	Actual		For OCC Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(dollars in thousands)	Capital	Ratio	Minimum Amount	Ratio	Minimum Amount	Ratio
December 31, 2013
Tier 1 capital to adjusted tangible assets	$1,577,482	9.0%	$702,169	4.0%	$877,712	5.0%
Total capital to risk-weighted assets	1,641,172	14.3	917,393	8.0	1,146,741	10.0
Tier 1 capital to risk-weighted assets	1,577,482	13.8	N/A	N/A	688,045	6.0
December 31, 2012
Tier 1 capital to adjusted tangible assets	$1,447,957	8.0%	$725,674	4.0%	$907,093	5.0%
Total capital to risk-weighted assets	1,530,059	13.5	907,153	8.0	1,133,942	10.0
Tier 1 capital to risk-weighted assets	1,447,957	12.8	N/A	N/A	680,365	6.0
Restrictions on Paying Dividends
Federal banking regulations impose limitations upon certain capital distributions by savings associations, such as certain cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The OCC regulates all capital distributions by EB directly or indirectly to us, including dividend payments. EB may not pay dividends to us if, after paying those dividends, it would fail to meet the required minimum levels under risk-based capital guidelines and the minimum leverage and tangible capital ratio requirements, or in the event the OCC notifies EB that it is subject to heightened supervision. Under the Federal Deposit Insurance Act, an insured depository institution such as EB is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized.” Payment of dividends by EB also may be restricted at any time at the discretion of the appropriate regulator if it deems the payment to constitute an “unsafe and unsound” banking practice.
Asset and Liability Management and Market Risk
Interest rate risk is our primary market risk and results from our business of investing in interest-earning assets with funds obtained from interest-bearing deposits and borrowings. Interest rate risk is defined as the risk of loss of future earnings or market value due to changes in interest rates. We are subject to this risk because:
•assets and liabilities may mature or re-price at different times or by different amounts;
•short-term and long-term market interest rates may change by different amounts;
•similar term rate indices may exhibit different re-pricing characteristics; and
•the life of assets and liabilities may shorten or lengthen as interest rates change.
Interest rates may also have a direct or indirect effect on loan demand, credit losses, mortgage origination volume, the fair value of

MSRs and other items affecting earnings. Our objective is to measure the impact of interest rate changes on our capital and earnings and manage the balance sheet in order to decrease interest rate risk.
Interest rate risk is primarily managed by the Asset and Liability Committee (ALCO) which is composed of certain of our executive officers and other members of management, in accordance with policies approved by our Board of Directors. ALCO has employed policies that attempt to manage our interest-sensitive assets and liabilities, in order to control interest rate risk and avoid incurring unacceptable levels of credit or concentration risk. We manage our exposure to interest rates by structuring our balance sheet according to these policies in the ordinary course of business. In addition, the ALCO policy permits the use of various derivative instruments to manage interest rate risk or hedge specified assets and liabilities.
Consistent with industry practice, we primarily measure interest rate risk by utilizing the concept of "Economic Value of Equity" (EVE) which is defined as the present value of assets less the present value of liabilities. EVE scenario analysis estimates the fair value of the balance sheet in alternative interest rate scenarios. The EVE does not consider management intervention and assumes the new rate environment is constant and the change is instantaneous. Further, as this framework evaluates risks to the current balance sheet only, changes to the volumes and pricing of new business opportunities that can be expected in the different interest rate outcomes are not incorporated in this analytical framework. For instance, analysis of our history suggests that declining interest rate levels are associated with higher loan production volumes at higher levels of profitability. While this business hedge historically offsets most, if not all, of the heightened amortization of our MSR portfolio and other identified risks associated with declining interest rate scenarios, these factors fall outside of the EVE framework. As a result, we further evaluate and consider the impact of other business factors in a separate net income sensitivity analysis.
If EVE rises in a different interest rate scenario, that would indicate incremental prospective earnings in that hypothetical rate scenario. A perfectly matched balance sheet would result in no change in the EVE, no matter what the rate scenario. The table below shows the estimated impact on EVE of increases in interest rates of 1%, 2% and 3% and decreases in interest rates of 1%, as of December 31, 2013 and 2012.

Interest Rate Sensitivity	Table 43
(dollars in thousands)	2013		2012
	Net Change in EVE	% Change of EVE	Net Change in EVE	% Change of EVE
Up 300 basis points	$(42,848)	(2.0)%	$392,915	17.1%
Up 200 basis points	32,737	1.6%	348,431	15.2%
Up 100 basis points	52,188	2.5%	217,315	9.5%
Down 100 basis points	(145,849)	(7.0)%	(300,577)	(13.1)%
The projected change in EVE to changes in interest rates at December 31, 2013 was in compliance with established policy guidelines. Exposure amounts depend on numerous assumptions. Due to historically low interest rates, the table above may not predict the full effect of decreasing interest rates upon our net interest income that would occur under a more traditional, higher interest rate environment because short-term interest rates are near zero percent and facts underlying certain of our modeling assumptions, such as the fact that deposit and loan rates cannot fall below zero percent, distort the model’s results.
Volcker Rule
During the year ended December 31, 2013, regulatory changes were created by the Volcker Rule, as previously discussed in the Recent Regulatory Developments section of Item 1. Business. The regulation classifies certain investments including collateralized mortgage obligations and other corporate securities as covered funds, which cannot be held by an insured depository institution. During our evaluation of the impact of these changes, investments with a carrying value of $257.2 million at December 31, 2013, were identified that may be required to be divested. We continue to evaluate the Volcker Rule and the final rules adopted thereunder.
Use of Derivatives to Manage Risk
Interest Rate Risk
An integral component of our interest rate risk management strategy is our use of derivative instruments to minimize significant fluctuations in earnings caused by changes in interest rates. As part of our overall interest rate risk management strategy, we enter into contracts or derivatives to hedge interest rate lock commitments, loans held for sale, trust preferred debt, and forecasted issuances of debt. These derivatives include forward sales commitments (FSA), optional forward sales commitments (OFSA), and forward interest rate swaps.
We enter into these derivative contracts with major financial institutions. Credit risk arises from the inability of these counterparties to meet the terms of the contracts. We minimize this risk through collateral arrangements, exposure limits and monitoring procedures.
Commodity Market Risk
Commodity risk represents exposures to deposit instruments linked to various commodity and metals markets. We offer market-based deposit products consisting of MarketSafe® products, which provide investment capabilities for clients seeking portfolio diversification with respect to commodities and other indices, which are typically unavailable from our banking competitors. MarketSafe® deposits rate of return is based on the movement of a particular market index. In order to manage the risk that may occur from fluctuations in the related markets, we enter into offsetting options with exactly the same terms as the commodity linked MarketSafe® deposits, which provide an economic hedge.
Foreign Exchange Risk
Foreign exchange risk represents exposures to changes in the values of deposits and future cash flows denominated in currencies other than the U.S. dollar. We offer WorldCurrency® deposit products which provide investment capabilities to clients seeking portfolio diversification with respect to foreign currencies. The products include WorldCurrency® single-currency certificates of deposit and money market accounts denominated in the world’s major currencies. In addition, we offer foreign currency linked MarketSafe® deposits which provide returns based upon foreign currency linked indices. Exposure to loss on these products will increase or decrease over their respective lives as currency exchange rates fluctuate. In addition, we offer foreign exchange contracts to small and medium size businesses with international payment needs. Foreign exchange contract products, which include spot and simple forward contracts, represent agreements to exchange the currency of one country for the currency of another country at an agreed-upon price on an agreed-upon settlement date. Exposure to loss on these contracts will increase or decrease over their respective lives as currency exchange and interest rates fluctuate. These types of products expose us to a degree of risk. To manage the risk that may occur from fluctuations in world currency markets, we enter into offsetting short-term forward foreign exchange contracts with terms that match the amount and the maturity date of our single-currency certificates of deposit, money market deposit instruments, or foreign exchange contracts. In addition, we enter into offsetting options with exactly the same terms as the foreign currency linked MarketSafe® deposits, which provide an economic hedge. For more information, including the notional amount and fair value, of these derivatives, see Note 23 in our consolidated financial statements.
Impact of Inflation
The consolidated financial statements and notes thereto presented in this report have been prepared in accordance with GAAP, which requires that we measure our financial condition and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, nearly all of a bank’s assets and liabilities are monetary in nature. As a result, the impact of interest rates on our performance is greater than the impact of general levels of inflation. Interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services.
Off-Balance Sheet Arrangements
We have limited off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.
In the normal course of business, we enter into various transactions, which, in accordance with GAAP, are not included in our consolidated balance sheets. We enter into these transactions to meet the financing needs of our clients. These transactions include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in our consolidated balance sheets.
We enter into contractual loan commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Substantially all of our commitments to extend credit are contingent upon clients maintaining specific credit standards until the time of loan funding. We decrease our exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures. We assess the credit risk associated with certain commitments to extend credit and establish a liability for probable credit losses.
Standby letters of credit are written conditional commitments issued by us to guarantee the performance of a client to a third party. In the event the client does not perform in accordance with the terms of the agreement with the third party, we would be required to fund the commitment. The maximum potential amount of future payments we could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, we would be entitled to seek recovery from the client. Our policies generally require that standby letter of credit arrangements contain security and debt covenants similar to those contained in loan agreements. See Note 25 to the consolidated financial statements included in this report regarding our contractual obligations.
We service mortgage loans for ourselves and others. See Note 9 to the consolidated financial statements included in this report regarding servicing activities.
During 2013, we created a special purpose wholly-owned subsidiary of the Company, EverBank Funding, LLC (EverBank Funding) to facilitate private securitization transactions. Total securitizations by EverBank Funding through December 31, 2013 were $610.6 million. These securitization transactions issued certificates that were offered and sold to qualified institutional buyers. Unless so registered, the offered certificates may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended.
                In connection with the securitization transactions, we sold, on a servicing-retained basis, certain residential mortgage loans we originated to unaffiliated purchasers (the Sellers). The Sellers subsequently sold such mortgage loans to EverBank Funding, which transferred the mortgage loans to the issuing trusts in exchange for the offered certificates and certain non-offered certificates. None of the certificates were retained by EverBank Funding or any affiliate of EverBank Funding.
                We retained the servicing rights associated with the mortgages held by the trusts that performed the securitizations, and we will continue to service the loans. Additionally, the creditors of the trusts have no recourse against us except in accordance with our obligations under standard representations and warranties. Neither of the trusts has been consolidated into the financial statements as we are not the primary beneficiary of the trusts.

Contractual Obligations and Credit Commitments
The following tables contain supplemental information regarding our total contractual obligations and credit commitments as of December 31, 2013:

Contractual Obligations and Credit Commitments					Table 44
	Payments Due by Period
(dollars in thousands)	< 1 Year	1 - 3 Years	3 - 5 Years	> 5 Years	Total
Contractual obligations
Deposits without a stated maturity(1)	$9,607,161	$—	$—	$—	$9,607,161
Time deposits	2,124,886	1,050,226	443,985	44,249	3,663,346
Other borrowings(2)	774,000	521,000	640,000	442,000	2,377,000
Trust preferred securities	—	—	—	103,750	103,750
Interest on interest-bearing debt(3)	56,606	143,523	94,900	205,823	500,852
Operating lease obligations	20,775	31,634	18,088	26,527	97,024
Interest rate swap agreements(4)	6,021	16,816	4,971	7,951	35,759
Forward contracts to sell residential mortgage loans (5)	1,001,489	—	—	—	1,001,489
Commitments to originate residential mortgage loans (6)	590,020	—	—	—	590,020
Strategic marketing and promotional arrangements	3,647	—	—	—	3,647
Total contractual obligations	$14,184,605	$1,763,199	$1,201,944	$830,300	$17,980,048
Credit commitments (7)
Unfunded commitments to extend credit (8)	$2,029,266	$211,608	$154,373	$45,033	$2,440,280
Standby letters of credit	340	800	—	—	1,140
Total credit commitments	$2,029,606	$212,408	$154,373	$45,033	$2,441,420
Total contractual obligations and credit commitments	$16,214,211	$1,975,607	$1,356,317	$875,333	$20,421,468
_____________________________________

(1)
Deposits without a stated maturity do not have fixed contractual obligations relating to future interest payments. Hence, these interest amounts have been excluded from the contractual obligations table because we are unable to reasonably predict the ultimate amount or timing of future payments. Refer to Note 13 of the consolidated financial statements for additional information on deposits.

(2)
Refer to Note 14 of the consolidated financial statements for additional information on other borrowings. This amount excludes the $50,000 forward dated borrowing agreement that EverBank is due to enter into in September 2014 with an interest rate of 2.10%.

(3)
The variable interest rate component on other borrowings and trust preferred securities has been forecasted based on a yield curve at December 31, 2013 for the purpose of estimating future payments relating to these obligations. The fixed rate interest component is calculated based on the fixed rate in the debt agreement.

(4)
Interest rate swap amounts are derived from the forecast of three-month LIBOR at December 31, 2013 on all open swap positions at that date. Open swap positions relate to asset and liability hedge swaps and trust preferred hedge swaps.

(5)	Refer Note 23 of the consolidated financial statements for additional information on forward contracts to sell residential mortgage loans.

(6)
Commitments to originate loans in the table above relate to interest rate lock commitments (IRLCs). IRLCs classified as held for sale are included in our derivatives disclosure in Note 23. Refer to Note 25 for additional information on IRLCs classified as held for investment.

(7)
Commitments to extend credit, standby letters of credit, and commercial letters of credit do not necessarily represent future cash requirements in that these commitments often expire without being drawn upon.

(8)	Includes $377,337 of commercial and leasing pipeline.
Our liability for unrecognized tax benefits (UTBs) as of December 31, 2013 was $1.3 million. We are unable to reasonably estimate the period of cash settlement with the respective taxing authority. As a result, our liability for UTBs is not included in the table above. For further detail on the impact of income taxes refer to Note 19 in the consolidated financial statements.
We enter into other derivatives to hedge certain business activities. See Note 23 to the consolidated financial statements included in this report for additional information.
We believe that we will be able to meet our contractual obligations as they come due through the maintenance of adequate cash levels. We expect to maintain adequate cash levels through profitability, loan and securities repayment and maturity activity, and continued deposit gathering activities. We have in place various borrowing mechanisms for both short-term and long-term liquidity needs.
Critical Accounting Policies and Estimates
The preparation of our consolidated financial statements in accordance with GAAP requires us to make estimates and judgments that affect our reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under current circumstances, the results of which form the basis for making judgments about the carrying value of certain assets and liabilities that are not readily available from other sources. We evaluate our estimates on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.
Accounting policies, as described in detail in the notes to consolidated financial statements discussed below, are an integral part of our financial statements. A thorough understanding of these accounting policies is essential when reviewing our reported results of operations and our financial position. We believe that the critical accounting policies and estimates discussed below require us to make difficult, subjective or complex judgments about matters that are inherently uncertain. Changes in these estimates or the use of different estimates could have a material impact on our financial position, results of operations or liquidity.

Investment Securities
Investment securities generally must be classified as held to maturity, available for sale or trading. Held to maturity securities are principally debt securities that we have both the positive intent and ability to hold to maturity. Trading securities are held primarily for sale in the near term to generate income. Securities that do not meet the definition of trading or held to maturity are classified as available for sale.
The classification of investment securities is significant since it directly impacts the accounting for unrealized gains and losses on these securities. Unrealized gains and losses on trading securities flow directly through earnings during the periods in which they arise. Trading and available for sale securities are measured at fair value each reporting period. Unrealized gains and losses on available for sale securities are recorded as a separate component of shareholders’ equity (accumulated other comprehensive income or loss) and do not affect earnings until realized or deemed to be other than temporarily impaired. Investment securities that are classified as held to maturity are recorded at amortized cost, unless deemed to be other than temporarily impaired.
The fair values of investment securities are generally determined by various pricing models. We evaluate the methodologies used to develop the resulting fair values. We perform a quarterly analysis on the pricing of investment securities to ensure that the prices represent a reasonable estimate of the fair value. Our procedures include initial and ongoing review of pricing methodologies and trends. We ensure prices represent a reasonable estimate of fair value through the use of broker quotes, current sales transactions from our portfolio and pricing techniques, which are based on the net present value of future expected cash flows discounted at a rate of return market participants would require. Significant inputs used in internal pricing techniques are estimated by type of underlying collateral, estimated prepayment speeds where applicable and appropriate discount rates. As a result of this analysis, if we determine there is a more appropriate fair value, the price is adjusted accordingly.
When the level and volume of trading activity for certain securities has significantly declined or when we believe that pricing is based in part on forced liquidation or distressed sales, we estimate fair value based on a combination of pricing information and an internal model using a discounted cash flow approach. We make certain significant assumptions in addition to those discussed above related to the liquidity risk premium, specific non-performance and default experience in the collateral underlying the security. The values resulting from each approach are weighted to derive the final fair value for each security trading in an inactive market.
The fair value of investment securities is a critical accounting estimate. Changes in the fair value estimates or the use of different estimates could have a material impact on our financial position, results of operations or liquidity.
Loans Held for Sale
We have elected the fair value option for certain residential and commercial mortgage loans in order to offset changes in the fair values of the loans and the derivative instruments used to economically hedge them, without the burden of complying with the requirements for hedge accounting. These loans are initially recorded and carried at fair value, with changes in fair value recognized in gain on sale of loans. Loan origination fees are recorded when earned, and related costs are recognized when incurred.
We have not elected the fair value option for other residential mortgage and other commercial and commercial real estate loans primarily because these loans are expected to be short in duration with minimal interest rate risk. A majority of our other residential mortgage loans held for sale consist of government insured pool buyouts, which we either acquire from unrelated third parties or purchase out of servicing pools. Other commercial and commercial real estate loans represent the portion of certain commercial lines of credit that we have the intent to market and sell. These loans are carried at the lower of cost or fair value. Direct loan origination fees and costs are deferred at loan origination or acquisition. These amounts are recognized as income at the time the loan is sold and included in gain on sale of loans. Gains and losses on sale of these loans are recorded in earnings.
We generally estimate the fair value of loans held for sale based on quoted market prices for securities backed by similar types of loans less appropriate loan level price adjustments and guarantee fee adjustments. If quoted market prices are not available, fair value is estimated based on valuation models. We periodically compare the value derived from our valuation models to executed trades to assure that the valuations are reflective of actual sales prices.
For loans carried at lower of cost or market value, fair value estimates are derived from models using characteristics of loans. The key assumptions we used in the valuation models are prepayment speeds, loss estimates and the discount rate. Prepayment and credit loss assumptions based on the historical performance of the loans are adjusted for the current economic environment as appropriate. The discount rate used in these valuations is derived from the whole loan purchase market, adjusted for our estimate of the required yield for these loans. We believe that such assumptions are consistent with assumptions that other major market participants use in determining such assets’ fair values.
The fair value of loans held for sale is a critical accounting estimate. Changes in fair value or the use of different estimates could have a material impact on our financial position, results of operations or liquidity.
Allowance for Loan and Lease Losses (ALLL)
The ALLL represents management’s estimate of probable and reasonably estimable credit losses inherent in loans and leases held for investment in our loan portfolio as of the balance sheet date. The estimate of the allowance is based on a variety of factors, including an evaluation of the loan and lease portfolio, past loss experience, adverse situations that have occurred but are not yet known that may affect the borrower’s ability to repay, the estimated value of underlying collateral and current economic conditions. Quarterly, we assess the risk inherent within our loan and lease portfolio based on risk characteristics relevant to each segment such as loan type and guarantees as well as borrower type and geographic location. Based on this analysis, we record a provision for loan and lease losses in order to maintain the appropriate allowance for the portfolio.
Determining the amount of the ALLL is considered a critical accounting estimate, as it requires significant judgment, internally developed modeling and assumptions. Loans and leases are segmented into the following portfolio segments: (1) residential mortgages, (2) commercial and commercial real estate, (3) lease financing receivables, (4) home equity lines and (5) consumer and credit card. We may also further disaggregate these portfolios into classes based on the associated risks within those segments. Residential mortgages, lease financing receivables, home equity lines, and consumer and credit card each have distinguishing borrower needs and differing risks associated with each product type. Commercial and commercial real estate loans are further analyzed for the borrower’s ability to repay and the description of underlying collateral. Significant judgment is used to determine the estimation method that fits the credit risk characteristics of each portfolio segment. We apply an average loss rate model on commercial and commercial real estate portfolios and certain lease financing receivables, and a roll-rate methodology on our residential mortgages, certain lease financing receivables, home equity lines and consumer and credit card portfolios. We use internally developed models in this process. Management must use judgment in establishing input metrics for the modeling processes. The models and assumptions used to determine the allowance are validated and reviewed to ensure that their theoretical foundation, assumptions, data integrity, computational processes, reporting practices and end-user controls are appropriate and properly documented. Loans and leases in every portfolio considered to be uncollectible are charged off against the allowance. The amount and timing of charge-offs on loans and leases includes consideration of the loan and lease type, length of delinquency, insufficiency of collateral value, lien priority and the overall financial condition of the borrower. Recoveries on loans and leases previously charged off are added to the allowance.
Reserves are determined for impaired commercial and commercial real estate loans, certain lease financing receivables, and residential mortgages classified as TDR at the loan level. Reserves are established for these loans based upon an estimate of probable losses for the loans deemed to be impaired. This estimate considers all available evidence using one of the methods provided by applicable authoritative guidance. Loans for which impaired reserves are provided are excluded from the general reserve calculations described above to prevent duplicate reserves.
Loan and lease portfolios tied to acquisitions made during the year are incorporated into the Company’s allowance process. If the acquisition has an impact on the level of exposure to a particular loan or lease type, industry or geographic market, this increase in exposure is factored into the allowance determination process.
The ALLL is maintained at an amount we believe to be sufficient to provide for estimated losses inherent in our loan and lease portfolio at each balance sheet date. Changes in these estimates and assumptions are possible and could have a material impact on our allowance, and therefore our financial position, liquidity or results of operations.
Acquired Loans and Leases Held for Investment
We account for acquired loans and leases under ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, or ASC 310-30, or ASC Topic 310-20, Receivables — Nonrefundable Fees and Other Costs, or ASC 310-20. ASC 310-20 requires that the difference between the initial investment and the related loan’s principal amount at the date of purchase be recognized as an adjustment of yield over the expected life of the loan. We anticipate prepayments in applying the interest method. When a difference arises between the prepayments anticipated and actual prepayments received, we recalculate the effective yield to reflect actual payments to date and anticipated future payments.
At acquisition, we review each loan or pool of loans to determine whether there is evidence of deterioration in credit quality since origination and if it is probable that we will be unable to collect all amounts due according to the loan’s contractual terms. We consider expected prepayments and estimate the amount and timing of undiscounted expected principal, interest and other cash flows for each loan or pool of loans meeting the criteria above, and determine the excess of the loan’s or pool’s scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted (non-accretable difference). The remaining amount, representing the excess or deficit of the loan’s or pool’s cash flows expected to be collected over the amount paid, is accreted or amortized into interest income over the remaining life of the loan or pool (accretable yield). We record a discount to UPB on these loans at acquisition to reflect them at their net expected cash flow.
Acquired lease financing receivables are recorded as the sum of expected lease payments and estimated residual values less unearned income, which includes purchased lease discounts. Unearned income and purchased lease discounts are recognized based on the expected cash flows using the effective interest method.
Periodically, we evaluate the expected cash flows for each pool. Prior expected cash flows are compared to current expected cash flows and cash collections to determine if any additional impairment should be recognized in the allowance. An additional allowance for loan losses is recognized if it is probable the Company will not collect all of the cash flows expected to be collected as of the acquisition date. If the re-evaluation indicates a loan or pool of loans’ expected cash flows has significantly increased when compared to previous estimates, the prospective yield will be increased to recognize the additional income over the life of the asset.
Mortgage Servicing Rights
We recognize as assets the rights to service mortgage loans for others, whether acquired through bulk purchases of MSR or through origination and sale of mortgage loans and agency MBS with servicing rights retained. We amortize MSR in proportion to and over the estimated life of the projected net servicing revenue and periodically evaluate them for impairment using fair value estimates. We have not elected fair value accounting for our MSR. Until recently, there has not been an active market for trading MSR. Despite increased trading activity, readily observable market prices along with the exact terms and conditions of the sales prevalent in the market may not be readily available.
Specific characteristics of the underlying loans greatly impact the estimated value of the related MSR. As a result, we stratify our mortgage servicing portfolio on the basis of certain risk characteristics, including loan type and contractual note rate, and value our MSR using discounted cash flow modeling techniques. These techniques require management to make estimates regarding future net servicing cash flows, taking into consideration historical and forecasted mortgage loan prepayment rates and discount rates.
Derivative Financial Instruments
We use derivative financial instruments to hedge our exposure to interest rate risk, foreign currency risk and changes in the fair value of loans held for sale. We use freestanding derivatives to manage the overall changes in price on loans held for sale or trading investments, including interest rate swaps, forward sales commitments and option contracts. We also have freestanding derivatives related to the fair value of the shares expected to be released to us from escrow which was recorded as a result of the Tygris acquisition and a recourse commitment asset which was recorded as a result of a 2011 purchase of a pool of loans. We offer various index-linked time deposit products to our clients with returns that are based on a variety of reference indices including commodities, foreign currency and precious metals, and typically offset our exposure from such products by entering into hedging contracts. All derivatives are recognized on the balance sheet at fair value.
The fair value of interest rate swaps is determined by a derivative valuation model. The inputs for the valuation model primarily include start and end swap dates, swap coupons and notional amounts. Fair values of interest rate lock commitments are derived by using valuation models incorporating current market information or by obtaining market or dealer quotes for instruments with similar characteristics, subject to anticipated loan funding probability or fallout factor. The fair value of forward sales and optional forward sales commitments is determined based upon the difference between the settlement values of the commitments and the quoted market values of the securities. Fair values of foreign exchange contracts are based on quoted prices for each foreign currency at the balance sheet date. For indexed options and embedded options, the fair value is determined by obtaining market or dealer quotes for instruments with similar characteristics.

We may adjust certain fair value estimates determined using valuation models to ensure that those estimates continue to appropriately represent fair value. These adjustments, which are applied consistently over time, are generally required to reflect factors such as counterparty credit risk. In addition, valuation models related to certain derivatives contain adjustments for market liquidity. In assessing the credit risk relating to derivative assets and liabilities, we take into account the impact of risk including, but not limited to, collateral arrangements. We also consider the effect of our own non-performance credit risk on fair values. Imprecision in estimating these factors could impact our financial condition, liquidity or results of operations.
Contingent Liabilities
We estimate contingent liabilities based on management's evaluation of the probability of outcomes and their ability to estimate the range of exposure. As stated in ASC Topic 450, Contingencies, a liability is contingent if the extent of loss is not presently known but may become known in the future through the occurrence of some uncertain future event. Accounting standards require that a liability be recorded if it if determined that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. In deriving an estimate, management is required to make assumptions about matters that are, by their nature, highly uncertain. The assessment of contingent liabilities, including legal contingencies and repurchase obligations, involves the use of critical estimates, assumptions and judgments. Management's estimates are based on their belief that future events will validate the current assumptions regarding the ultimate outcome of these exposures. However, there can be no assurance that future events will not differ from Management's assessments. Whenever practicable, Management consults with outside experts (attorneys, consultants, claims administrators, etc.) to assist with the gathering and evaluation of information related to contingent liabilities.
Recently Issued Accounting Pronouncements
We have evaluated new accounting pronouncements that have recently been issued and have determined that there are no new accounting pronouncements that should be described in this section that will impact our operations, financial condition or liquidity in future periods. Refer to Note 3 of our consolidated financial statements included in this report for a discussion of recently issued accounting pronouncements that have been adopted by us during the year ended December 31, 2013 or that will only require enhanced disclosures in our financial statements in future periods.